SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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       Commission Only (as permitted
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Cypress Semiconductor Corporation
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 28, 2007

Dear Stockholder:

     You are cordially invited to attend the Cypress Semiconductor Corporation Annual Meeting of Stockholders to be held on Thursday, May 3, 2007, at 10:00 a.m. Pacific Daylight Time, at our offices located at 198 Champion Court, San Jose, California 95134. Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

     We hope you will be able to attend the Annual Meeting to listen to our report on the status of our business, our performance during 2006 and our near-term plans, and to ask any questions you may have.

     Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote in person at the Annual Meeting, by sending in your written proxy, by telephone, or by using the Internet. Your vote by written proxy, by telephone or over the Internet will ensure your representation at the Annual Meeting if you cannot attend in person. Please review the instructions on the enclosed proxy card regarding each of these voting options.

     If you would rather receive our annual report and proxy statement electronically, you may sign up for our e-delivery program at www.cypress.com/edeliveryconsent.

     Thank you for your ongoing support and continued interest in Cypress Semiconductor Corporation.

Very truly yours,

T.J. Rodgers
President and Chief Executive Officer

2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

TABLE OF CONTENTS

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CYPRESS SEMICONDUCTOR CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 3, 2007

TO ALL CYPRESS STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation, a Delaware corporation, will be held on:

Date:	Thursday, May 3, 2007

Time:	10:00 a.m. Pacific Daylight Time

Place:	Cypress’s offices located at 198 Champion Court, San Jose, California 95134

Items of
Business:	1.	The election of seven (7) directors to serve on our Board of Directors for a one-year term, and until their successors are elected;

	2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2007;

	3.	To amend the 1994 Stock Plan; and

	4.	To transact such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this notice. All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on March 9, 2007, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Any stockholder attending the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy or voted by telephone or over the Internet.

FOR THE BOARD OF DIRECTORS

Brad W. Buss
Corporate Secretary
San Jose, California, March 28, 2007

IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE ENCLOSED PROXY CARD. ANY ONE OF THESE METHODS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED TO THE PROXY CARD ENVELOPE IF MAILED IN THE UNITED STATES.

CYPRESS SEMICONDUCTOR CORPORATION

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

     The Board of Directors of Cypress Semiconductor Corporation (“Cypress” or the “Company”) is furnishing this proxy statement to you in connection with our solicitation of proxies to be used at our annual meeting of stockholders (“Annual Meeting”) to be held Thursday, May 3, 2007, at 10:00 a.m. Pacific Daylight Time, or at any adjournment(s) or postponement(s) thereof. The Annual Meeting has been called for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices located at 198 Champion Court, San Jose, California 95134. The telephone number at that address is (408) 943-2600.

     The date of this proxy statement is March 28, 2007, and it was first mailed on or about March 30, 2007, to all stockholders entitled to vote at the Annual Meeting.

     The following is important information regarding the Annual Meeting and this proxy statement:

Q:	Who can attend the Annual Meeting?

A:	All stockholders and holders of proxies for those stockholders and other persons invited by Cypress can attend. If your shares are held by your broker in “street name,” you must bring to the Annual Meeting a letter from your broker indicating you hold the shares in street name or a copy of your proxy card showing that you are the direct or indirect owner of your shares as of March 9, 2007 (the “Record Date”).

Q:	Who is soliciting my vote?

A:	This solicitation is being made by the Board of Directors of Cypress.

Q:	Who is entitled to vote?

A:	Only stockholders of Cypress as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 177,573,079 shares outstanding of Cypress’s common stock, par value $0.01 per share.

Q:	What may I vote on?

A:	(1) The election of seven (7) nominees to serve on our Board of Directors for a one-year term, and until their successors are elected;

(2) The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2007;

(3) The amendment of the 1994 Stock Plan; and

(4) Any other business properly presented at the Annual Meeting.

Q:	What is a “quorum”?

A:	A “quorum” is the minimum number of shares required to be present or represented in order to hold an Annual Meeting, and to take a valid action or transact business at the Annual Meeting. There must be a quorum for the Annual Meeting to be held and action to be validly taken. The quorum requirement for holding the Annual Meeting and transacting business is a majority of the issued and outstanding shares entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. If you submit a properly executed proxy card, or if you attend the Annual Meeting (even if you abstain from voting or withhold your vote with respect to any proposal), you will be considered present for purposes of establishing the quorum and for purposes of determining the voting power present at the Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record and a beneficial owner?

A:	Many stockholders of Cypress hold their shares through a broker, a bank or other nominee, which in each case means they are beneficial owners. A stockholder of record holds their shares directly in their own name. As summarized below, there are distinctions between shares held of record and those beneficially owned.

Stockholder of Record. If your shares are registered directly in your name with Cypress’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent to you directly by Cypress.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee (also known as shares registered in “street name”), you are considered the beneficial owner of such shares, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker or nominee how to vote your shares and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring a letter from your broker or nominee that identifies you as the direct or indirect owner of your shares and confirms your right to vote your shares. Your broker or nominee will enclose a voting instruction card for you to use to instruct your broker or nominee how to vote your shares.

Q:	What shares can be voted and how may I cast my vote for each proposal?

A:	All shares owned by you as of the close of business on the Record Date may be voted. You may cast one vote per share of common stock for each proposal except that a stockholder voting for the election of directors has the right to cumulate such stockholder’s votes. This means you can give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares you are entitled to vote, or you may distribute your shares among as many candidates as you may select, provided that your votes cannot be cast for more than seven (7) candidates. For example, if you own 100 shares of stock, and there are seven (7) directors to be elected at the Annual Meeting, you may allocate 700 shares (7 times 100) as “FOR” votes among as few or as many directors to be elected at the Annual Meeting as you choose. If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by so indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in street name and wish to cumulate your votes, you should contact your broker or nominee.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification and your holding of Cypress stock as of the Record Date. Even if you plan to attend the Annual Meeting, Cypress recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares registered in street name may be voted in person by you only if you obtain a signed proxy from the broker who holds your shares, giving you the right to vote the shares. You may contact your broker, bank or other nominee to obtain a proxy card, bring it with you and vote your shares at the Annual Meeting. (See “Beneficial Owner” under “What is the difference between holding shares as a stockholder of record and a beneficial owner?”)

Q:	How does the Board of Directors recommend I vote on all the proposals?

A:	The Board recommends a vote FOR each of the seven (7) director nominees, and a vote FOR each proposal listed for approval or ratification.

Q:	How do I vote?

A:	If you hold shares directly as a stockholder of record, you can vote in one of the following three ways:

(1) Indicate your vote on each proxy card you receive, then sign, date and return it in the prepaid envelope.

(2) Vote through the Internet or telephone voting system more fully described on your proxy card.

(3) Vote in person at the Annual Meeting.

If you hold shares beneficially in street name, you may submit your voting instructions in the manner prescribed by your broker or nominee (See “What is the difference between holding shares as a stockholder of record and a beneficial owner?” and “How can I vote my shares in person at the Annual Meeting?”)

Q:	What are the word choices for indicating my vote?

A:	For the election of directors, you may vote “FOR ALL,” “WITHHOLD ALL,” or “FOR ALL EXCEPT.” On your proxy card, a number has been assigned before the name of each director nominee. If you chose to vote “FOR ALL EXCEPT,” write the number before the name of the nominee from whom you wish to withhold your vote in the space provided on your proxy card.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each other matter on the proxy. Shares that vote “FOR,” “AGAINST,” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum. These shares are also treated as votes eligible to be cast by the common stock present in person or represented by proxy at the Annual Meeting and “entitled to vote on the subject matter,” referred to as the “Votes Cast,” with respect to such matter.

Q:	How can I change my vote or revoke my proxy?

A:	If you are a stockholder of record, you have the right to revoke your proxy and change your vote at any time before the Annual Meeting by notifying Brad W. Buss, Corporate Secretary, returning a later-dated proxy card, or by Internet or telephone as more fully described on your proxy card. If you are a stockholder of record, you may also revoke your proxy and change your vote by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote at the Annual Meeting.

If your shares are held by a broker or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares in more than one registered account. You must vote all of your proxy cards in one of the manners described above (under “How do I vote?”) to ensure that all your shares are voted.

Q:	Who will count the votes?

A:	Representatives of Investor Communication Services, a division of ADP, will count the votes and Brad W. Buss, Corporate Secretary, will act as the Inspector of Elections. Cypress believes that the procedures to be used by the Inspector of Elections to count the votes are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.

Q:	What is a broker “discretionary” vote?

A:	Under the rules of the New York Stock Exchange, or NYSE, if you hold your shares through a broker or other nominee, your broker or nominee is permitted to vote your shares on the election of our directors and the ratification of our independent registered public accounting firm in its discretion if it has transmitted the proxy materials to you and has not received voting instructions from you on how to vote your shares before the deadline set by your broker.

Q:	How will abstentions and non-votes be treated?

A:	Abstentions, which are marked as “ABSTAIN” on your proxy card, will be counted for purposes of establishing a quorum for the transaction of business at the Annual Meeting and the total number of votes cast with respect to a particular matter. Except for broker non-votes that are described below, abstentions are included in the total number of votes cast for a particular proposal and a majority vote is needed to approve any proposal other than the election of directors, so abstentions have the effect of a vote “AGAINST” a proposal.

If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered present for purposes of a quorum but will not be considered present for purposes of determining voting power on that matter. Broker non-votes with respect to proposals set forth in this proxy statement will not be considered votes cast and, accordingly, will not affect the determination as to whether the requisite majority of votes cast has been obtained with respect to a particular matter.

Q:	How will voting on any other business be conducted?

A:	We do not know of any business to be considered at this year’s Annual Meeting other than the proposals described in this proxy statement. If any other business is properly presented at the Annual Meeting, your signed proxy card gives T.J. Rodgers, Cypress’s President and Chief Executive Officer, and Brad W. Buss, Corporate Secretary, authority to vote on such matters at their discretion.

Q:	How much did this proxy solicitation cost and who will pay for the cost?

A:	The cost of soliciting your vote in connection with this proxy statement has been, or will be, borne by Cypress. We have retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement of out-of-pocket expenses. Georgeson Shareholder Communications may solicit proxies by mail, telephone, in person or via other electronic communications. We have also requested that banks, brokers and other custodians, nominees and fiduciaries send these proxy statement materials to the beneficial owners of our common stock they represent and secure their instructions as to the voting of such shares. We may reimburse such banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding solicitation material to such beneficial owners. Certain of our directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.

Q:	How can a stockholder request a copy of Cypress’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for fiscal year 2006?

A:	A copy of Cypress’s Annual Report on Form 10-K has been mailed with this proxy statement. A stockholder may also send a written request for a copy of our Annual Report on Form 10-K to Brad. W. Buss, Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. Upon receipt of such request by a stockholder, we will provide a copy of our Annual Report on Form 10-K without charge, including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission (SEC) pursuant to Rule 13a-1 of the Securities Exchange Act of 1934 for our fiscal year 2006. Our Annual Report on Form 10-K for the fiscal year ending December 31, 2006, is also available at our web site at: http://www.cypress.com/ investors/2006AR.

Q:	How and when may I submit proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors for Cypress?

A:	You may submit your proposals, including director nominations, for consideration at future annual meetings of stockholders by following the directions set forth below:

Stockholders Proposals: For stockholder proposals to be considered for inclusion in our 2008 proxy statement, the written proposal must be received by our Corporate Secretary, at our corporate offices at 198 Champion Court, San Jose, California 95134, no earlier than December 1, 2007, and no later than December 31, 2007. In the event the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of stockholder proposals in our proxy statement is instead a reasonable time before Cypress begins to print and mail its proxy materials. All stockholder proposals will also need to comply with SEC regulations, such as Rule 14a-8 of the 1934 Securities Exchange Act regarding the inclusion of stockholder proposals in any company-sponsored proxy material.

Nomination of Director Candidates: A stockholder may propose director candidates for consideration by submitting them to the Board’s Nominating and Corporate Governance Committee. Such proposals should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. In addition, the stockholder must give notice to the Corporate Secretary, and such notice must be received within the time period described above under “Stockholder Proposals.” Any such proposal should include the following:

	(1)	nominee’s name, age, nationality, business and residential address;

	(2)	nominee’s principal occupation and employment;

	(3)	the class and number of shares of stock owned beneficially or of record by nominee; and

	(4)	any other information required to be disclosed in the proxy statement.

The stockholder’s notice must also include the following information for the stockholder giving the notice and the beneficial holder, if any, on whose behalf the nomination or proposal is being made:

	(1)	their names and addresses;

	(2)	the class and number of shares of stock owned beneficially and of record by them;

	(3)	a description of any arrangements or understandings between them and each proposed nominee and any other persons (including their names) pursuant to which the nominations are being made;

	(4)	a representation that they intend to appear in person or by proxy at the at the annual meeting to nominate the person named in the notice;

(5) a representation as to whether they are part of a group that intends to deliver a proxy statement or solicit proxies in support of the nomination; and

(6) any other information that would be required to be included in the proxy statement.

If such stockholder director nomination is made in accordance with instructions set forth above, the Nominating and Corporate Governance Committee of the Board of Directors will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the Board of Directors whether or not the stockholder nominee should be included as a candidate for election in our proxy statement. The nominee and nominating stockholder must be willing to provide any information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation. The Board of Directors shall make the final determination whether or not a nominee will be included in the proxy statement and card for election (see “Consideration of Director Nominees” under the Board Structure and Compensation section of this proxy statement).

Q:	How may I communicate with Cypress’s Board of Directors or the non-management directors on Cypress’s Board of Directors?

A:	You may submit an email to our Board of Directors at CYBOD@cypress.com. All directors have access to this email address. Communications intended for non-management directors should be directed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134.

Q:	Does Cypress’s Board of Directors have a policy as to attendance at the Annual Meeting by directors?

A.	Cypress does not have a formal policy on director attendance at annual meetings, although directors are encouraged to attend. All of our directors were present at the 2006 Annual Meeting. We expect that the majority of our directors will be at this meeting in person.

Q:	Where can I find the voting results of the Annual Meeting?

A:	Cypress will announce preliminary voting results at the 2007 Annual Meeting and publish final results in Cypress’s quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Q:	How can I receive the proxy statement and annual report by electronic delivery?

A:	You may sign up for Cypress’s e-delivery program at www.cypress.com/edeliveryconsent. When you sign up for our electronic delivery program, you will be notified by electronic mail whenever our annual report or proxy statement is available.

BOARD STRUCTURE AND COMPENSATION

CORPORATE GOVERNANCE

General

     We have long believed that good corporate governance is important to ensure that Cypress is managed for the long-term benefit of its stockholders. During the past year, we have continued to review our corporate governance policies and practices to ensure they comply with the requirements or suggestions of various authorities in corporate governance and the best practices of other public companies. We have also continued to review the rules of the Securities and Exchange Commission (SEC) and the listing standards of the New York Stock Exchange (NYSE) to ensure that our corporate governance policies and practices are compliant in particular with the new SEC disclosure rules. To this end, we have reviewed our Corporate Governance Guidelines to ensure consistency with the new SEC disclosure rules. Our revised Corporate Governance Guidelines are available at http://media.corporate-ir.net/media_files/nys/cy/governance/ guidelines2.pdf. You may also request a copy in print by writing to:

Brad W. Buss
Corporate Secretary
Cypress Semiconductor Corporation
198 Champion Court
San Jose, California 95134

     Our Code of Business Conduct and Ethics is available on our website at http://media.corporate-ir.net/media_files/nys/cy/governance/conduct.pdf. Our Code of Business Conduct and Ethics covers topics such as financial reporting, conflict of interest, insider trading, compliance with laws, rules and regulations, and other Company policies. You may also request a copy in print by writing to:

Brad W. Buss
Corporate Secretary
Cypress Semiconductor Corporation
198 Champion Court
San Jose, California 95134

     On May 30, 2006, we submitted our 303A Annual CEO Certification to the NYSE.

Determination of Independence

     In order to make a determination of independence of a director as required by our Corporate Governance Guidelines and rules of the NYSE and SEC, the Board of Directors (the “Board”) determines whether a director or a director nominee has a material relationship with Cypress (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Cypress). Each director or director nominee completed a questionnaire, with questions tailored to the rules of the NYSE, as well as the SEC requirements for independence. On the basis of the questionnaires completed and returned by each director, the Board determined that each of Messrs. Albrecht, Benhamou, Carney, Long, McCranie, and van de Ven is independent as determined under our Corporate Governance Guidelines and the rules of the NYSE and SEC. The Board determined that Mr. T.J. Rodgers, our President and Chief Executive Officer, has a material relationship with Cypress by virtue of his employment and position at Cypress, and therefore, is not independent. Apart from Mr. Rodgers, no other director has a relationship with Cypress other than through his membership on the Board and its committees.

Consideration of Director Nominees

     The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies are expected due to retirement or otherwise. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for directorships, including requests to Board members and others for recommendations.

     Stockholders may recommend, with timely notice, individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background material are provided on a timely basis (see “How and when may I submit proposals for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors for Cypress?”).

     The qualifications of recommended director candidates will be reviewed by the Nominating and Corporate Governance Committee in accordance with the criteria set forth in our Corporate Governance Guidelines and SEC and NYSE rules. These criteria include the candidate’s skills, attributes, integrity, experience, commitment, diligence, conflicts of interest and the ability to act in the interest of all stockholders. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Cypress believes that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

     The process followed by the Nominating and Corporate Governance Committee to identify and evaluate nominees includes meeting from time to time to evaluate biographical information and background material relating to potential candidates and if appropriate, conducting interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board.

     Assuming that appropriate biographical and background material are provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate nominees by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

     The Board makes the final determination whether or not a stockholder-recommended candidate will be included as a director nominee for election in accordance with the criteria set forth in our Corporate Governance Guidelines. If the Board decides to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, the name of the nominee will be included in Cypress’s proxy statement and proxy card for the stockholders meeting at which his or her election is recommended.

Communications from Stockholders and Other Interested Parties

     The Board will give appropriate attention to written communications on valid issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Corporate Governance Committee, with the assistance of the Corporate Secretary, will (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as the Chairman considers appropriate.

     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded to our full Board of Directors.

     Stockholders and other interested parties who wish to send communications on any topic to the Board may do so by sending an email to CYBOD@cypress.com or by addressing such communication to the Chairman of the Board of Directors, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California, 95134.

BOARD STRUCTURE AND COMMITTEES

     Eric A. Benhamou serves as Chairman of our Board of Directors. The Board held a total of eight (8) meetings during our 2006 fiscal year, which ended on December 31, 2006. Every director attended at least 75% of the number of Board meetings that they were required to attend, and at least 75% of the meetings of the committees of the Board on which the director served. Our “non-management” (who are all independent) directors met four (4) times in executive sessions during regularly scheduled Board meetings in the 2006 fiscal year. Mr. Benhamou presided over all executive sessions of our directors, as defined under the rules of the NYSE.

     Interested parties are able to make their concerns known to the non-management independent directors by electronic mail to CYBOD@cypress.com, or in writing addressed to the Chairman of the Board of Directors, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134.

     The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Operations Committee. The membership and functions of each committee in 2006 is described in the table below:

Nominating and
Corporate
	Audit	Compensation	Governance	Operations
Director	Committee	Committee	Committee	Committee
W. Steve Albrecht	Chairman
Eric A. Benhamou	X	Chairman
Lloyd Carney	X	X
James R. Long		X	Chairman
J. Daniel McCranie	X			X
Alan F. Shugart(1)			X
Evert van de Ven			X	X
T.J. Rodgers

(1) Mr. Shugart retired from the Board of Directors in May 2006.

The Audit Committee

     The Audit Committee of our Board of Directors assists the Board in fulfilling its responsibilities with respect to its oversight of:

  the quality and integrity of our financial statements;

  our compliance with legal and regulatory requirements;

  the registered independent public accounting firm’s qualification and independence;

  the performance of our internal audit function and independent registered public accounting firm; and

  the preparation of the report the SEC requires be included in our annual proxy statement.

     The Audit Committee operates under a written charter adopted by our Board of Directors, and was established in accordance with Exchange Act Section 3(a)(58)(A). The charter of the Audit Committee is available on our web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CY&script=2210&item_id=489. The Board of Directors has determined that all the members of the Audit Committee are independent as independence is defined in NYSE Rule 303A.02.

     The Audit Committee consists of Messrs. Albrecht, Benhamou, Carney, and McCranie, and met eight (8) times in fiscal year 2006. The Board of Directors determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise required under the rules of the NYSE.

     Our Audit Committee charter limits to three (3) the number of audit committees on which a Cypress Audit Committee member may serve without the review and approval of our Board of Directors. Mr. Albrecht currently serves on the audit committees of four public companies, including Cypress and SunPower Corporation, a Cypress subsidiary. Our Board of Directors has discussed with Mr. Albrecht his Audit Committee membership and evaluated the existing demands on his time. Based on these discussions, our Board concluded that such simultaneous service does not impair Mr. Albrecht's ability to continue to effectively serve on our Audit Committee. Our Board designated Mr. Albrecht as the “audit committee financial expert” in accordance with the NYSE requirement. The responsibilities of our Audit Committee and its activities during fiscal year 2006 are described in the Report of the Audit Committee contained in this proxy statement.

     In discharging its duties, the Audit Committee:

  reviews and approves the scope of the annual audit and the independent public accountants’ fees;

  meets independently with our independent registered public accounting firm, internal auditors, and our senior management;

  reviews the general scope of our accounting, financial reporting, annual audit and matters relating to internal control systems, as well as the results of the annual audit and review of interim financial statements, auditor independence issues, and the adequacy of the Audit Committee charter;

  pre-approves all significant non-audit services provided by the registered independent registered public accounting firm; and

  reviews SEC filings, earnings releases and other forms of significant investor communications.

The Compensation Committee

     The Compensation Committee consists of Messrs. Benhamou, Carney, and Long. The Board has determined that the members of the committee are independent as defined under the rules of the NYSE. The Compensation Committee assists the Board with discharging its duties with respect to the formulation, implementation, review and modification of the compensation of our directors, officers and senior executives, and the preparation of the annual report on executive compensation for inclusion in our proxy statement.

The Committee, through delegation by the Board of Directors, has overall responsibility for the following:

  establishing the specific performance objectives for our chief executive officer and subsequently evaluating his compensation based on achievement of those objectives. The Committee also reviews his performance objectives with the full Board of Directors;

  the formulation, implementation, review, and modification of the compensation of the Company’s directors and officers;

  recommending to the Board for approval and evaluation the compensation plans, policies and programs of the Company;

  the preparation of an annual report on executive compensation for inclusion in the Company’s annual proxy statement;

  reviewing and approving the Company’s Compensation Discussion and Analysis (CD & A) for inclusion in the proxy statement; and

  monitoring and approving the Company’s incentive and equity-based compensation plans, and any supplemental benefits.

     In discharging its duties, the Committee has retained the services of various compensation consultants in order to have independent, expert perspectives on matters related to executive compensation, Company and executive performance, equity plans and other issues. The Committee has the sole authority to determine the scope of services for these consultants and may terminate the consultants’ services at any time. The fees of these consultants are paid by the Company.

     No officer of the Company was present during discussions or deliberations regarding that officer’s own compensation. Additionally, the Committee met in executive session with its independent consultant to discuss various matters and formulate certain final decisions, including those regarding the performance and compensation of the Chief Executive Officer.

     The Compensation Committee held five (5) meetings during our 2006 fiscal year. The responsibilities of our Compensation Committee and its activities during fiscal year 2006 are also described in the Report of the Compensation Committee contained in this Proxy Statement. The charter for our Compensation Committee is posted on our web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CY&script=2210&item_id=490.

The Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee consists of Messrs. Long and van de Ven. The Board has determined that the members of the Committee are independent as defined under the rules of the NYSE. The purpose of the Nominating and Corporate Governance Committee is to:

  identify and evaluate individuals qualified to become Board members;

  recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, including any nomination of qualified individuals properly submitted by stockholders of the Company; and

  develop, maintain and recommend to the Board a set of corporate governance principles and oversee the evaluation of the Board.

     The Nominating and Corporate Governance Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee did not retain any such advisers or consultants during fiscal year 2006.

     The Nominating and Corporate Governance Committee held two (2) meetings during fiscal year 2006. The charter for our Nominating and Corporate Governance Committee is posted on our web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CY&script=2210&item_id=491.

The Operations Committee

     The Operations Committee consists of Messrs. McCranie and van de Ven. The purpose of the Operations Committee is to:

  review strategic proposals and provide advice and counsel to Cypress regarding business operations; and

  present to the Board an independent assessment of Cypress’s business operations and practices.

     To discharge their responsibilities, members of the Operations Committee attend various quarterly operations reviews and provide advice and counsel to the Company’s management. As part of their committee responsibilities, Mr. van de Ven also serves on our Manufacturing Advisory Board (“MAB”) and Mr. McCranie serves on the Sales & Marketing Board (“S&MB”). The charter for our Operations Committee is posted on our web site at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CY&script=2210&item_id=6028.

COMPENSATION OF DIRECTORS

     We pay an annual retainer fee of $45,000 to each non-management member of our Board. We also pay an additional $2,500 to the chairman of our Audit Committee quarterly, and a quarterly payment of $1,250 to other members of the Audit Committee. Each of the chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee is paid an additional $1,875 quarterly. No additional payment is made to other members of the Compensation Committee or the Nominating and Corporate Governance Committee. The members of our Operations Committee are paid $2,500 for each business operations or each advisory board meeting they attend. In addition to the compensation described above, we pay the travel and other meeting-related expenses of each of our non-management directors.

     In addition to the cash remuneration set forth above, the 1994 Stock Plan, as amended, provides for the automatic grant of non-statutory options to our non-management directors. Upon their initial appointment to the Board, each non-management director is granted an option to purchase 80,000 shares of common stock. Incumbent non-management directors who have served since the last annual stockholders meeting and are re-elected at the Company’s next annual meeting automatically receive an additional option to purchase 20,000 shares of common stock as detailed in our 1994 Stock Plan. Vesting and pricing is effective as of the date of the Annual Meeting. If the re-elected incumbent director has not served on the Board since the last annual stockholders meeting, then the additional 20,000 option grant is pro-rated based on the number of months from the date of his initial grant to the date of his re-election. Commencing in fiscal year 2007, we will be considering awarding to our directors restricted stock units instead of stock options.

     As long as a director maintains continuous status as a director, option grants vest on a monthly basis over a period of five (5) years from the date of grant. The exercise price of options granted under the 1994 Stock Plan is the fair market value of our common stock on the date of grant, which is the date of the annual meeting for returning directors. No other compensation is made to members of our Board, except as set forth under “Certain Relationships and Related Transactions.”

PROPOSAL ONE

ELECTION OF DIRECTORS

     A board of seven (7) directors is to be elected at the 2007 Annual Meeting. The proxies cannot be voted for greater than the number of nominees named. All directors are elected annually and serve a one-year term until the next annual meeting where they or their successors are elected. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven (7) nominees named below, each of whom is presently serving as one of our directors. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to elect as many of the nominees listed below as possible. In such event, the proxy holders will determine the specific nominees for whom such votes will be cumulated. We do not expect any nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any nominee and any other person pursuant to which he was selected as a director or a nominee.

Nominees for Election to Our Board of Directors

			Director
Name of Nominee	Age	Principal Occupation	Since
T.J. Rodgers	59	Our President and Chief Executive Officer	1982
W. Steve Albrecht	60	Associate Dean and Andersen Alumni Professor of Accounting,	2003
		Marriott School of Management, Brigham Young University
Eric A. Benhamou	51	Chairman of our Board, Chairman of the Board of 3Com	1993
		Corporation and Palm, Inc.
Lloyd Carney	45	Chief Executive Officer, Carney Global Ventures	2005
James R. Long	64	Former Executive Vice President of Nortel	2000
J. Daniel McCranie	63	Chairman of the Board of ON Semiconductor and Virage Logic	2005
Evert van de Ven	57	Former Executive Vice President and Chief Technical Officer of	2005
		Novellus Systems

     Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five (5) years. There are no family relationships among our directors and executive officers.

     T.J. Rodgers is a co-founder of Cypress and has been the Company’s president and chief executive officer and a member of our board of directors since 1982. Mr. Rodgers also serves as a director of Bloom Energy (formerly Ion America), Silicon Light Machines, and SunPower Corporation. Mr. Rodgers is also a member of the board of trustees at Dartmouth College.

     W. Steve Albrecht is the Associate Dean and Andersen Alumni Professor of Accounting at the Marriott School of Management at Brigham Young University (BYU). Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to BYU, he worked as an accountant for Deloitte & Touche. Mr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. He currently serves on the board of directors of Red Hat, SkyWest Airlines, and SunPower Corporation. He is currently a trustee of the Financial Accounting Foundation that provides oversight to the FASB (Financial Accounting Standards Board) and GASB (Governmental Accounting Standards Board).

     Eric A. Benhamou is the chairman of our board of directors, as well as the chairman of the board of directors of 3Com Corporation and Palm, Inc. He served as chief executive officer of Palm, Inc. from October 2001 until October 2003, and as chief executive officer of 3Com from 1990 until the end of 2000. Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was vice president of engineering until its merger with 3Com in 1987. He is also a member of the board of directors of RealNetworks, Inc. and Silicon Valley Bank. He serves on the executive committee of TechNet and the Computer Science and Technology Board (CSTB). He is the chief executive officer of Benhamou Global Ventures, an investment firm he established.

     Lloyd Carney is the chairman of the board of directors and chief executive officer of Carney Global Ventures, an early round global venture fund. Prior to founding Carney Global Ventures, he was the general manager of IBM’s NetCool Division. Prior to his employment at IBM, he was the chairman and chief executive officer of Micromuse, before it was acquired by IBM in 2006. Prior to Micromuse, Mr. Carney was the chief operations officer and executive vice president at Juniper Networks where he oversaw the engineering, product management and manufacturing divisions. Prior to joining Juniper Networks, Mr. Carney was the president of the Core IP Division, the Wireless Internet Division and the Enterprise Data Division at Nortel Networks.

     James R. Long has been an independent business consultant since 1999. He retired in 1999 as executive vice president of Nortel Networks Corporation and president of Nortel Enterprise Solutions. Between 1991 and 1999, Mr. Long was the president of various business units at Nortel Networks, including Asia Pacific, Nortel World Trade, and the Enterprise Solutions group. Prior to joining Nortel, Mr. Long held a variety of senior executive positions with IBM Corporation and Rolm Company, an IBM and Siemens joint venture. He currently serves on the board of directors of 3Com Corporation and the Polynesian Cultural Center. Mr. Long currently serves on Cypress’s Sales & Marketing Advisory Board.

     J. Daniel McCranie currently serves as chairman of the board of ON Semiconductor and Virage Logic. He is also a member of the board of directors of Actel Corporation. Mr. McCranie served as Cypress's executive vice president of sales and marketing from 1993-2001. Prior to his initial tenure with Cypress, Mr. McCranie was the chairman of the board, president and chief executive officer of SEEQ Technology, and held positions of increasing responsibility in management, engineering, and sales and marketing at Harris Corporation, Advanced Micro Devices, American Microsystems and Philips Corporation.

     Evert van de Ven has more than 30 years of experience in the semiconductor industry, including engineering and advisory positions at Philips Semiconductor, Matsushita Electronics Corporation and Applied Materials. Mr. van de Ven retired as executive vice president and chief technology officer of Novellus Systems in 1995. Mr. van de Ven previously served on the board of directors at Matrix Integrated Systems. Mr. van de Ven has been a member of the Technology Advisory Board at Cypress since 1995, and was a member of the Company’s Manufacturing Advisory Board from 1999 to 2005.

Required Vote

     The seven (7) nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors to serve until our next annual meeting, where they or their successors will be elected. Votes withheld from this proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES PROPOSED ABOVE.

PROPOSAL TWO

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007, subject to ratification by our stockholders.

     PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1982. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

     Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

     If the stockholders fail to ratify the selection of our independent registered public accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in Cypress’s and its stockholders’ best interests.

     All fees charged to Cypress, including SunPower Corporation, by PricewaterhouseCoopers LLP for fiscal years 2006 and 2005 were pre-approved by the Audit Committee and were as follows:

Services	2006	2005
Audit Fees	$3,514,287	$3,953,088
Audit-Related Fees	$359,300	$66,733
Tax Fees	$1,127,284	$1,023,079
Total	$5,000,871	$5,042,900

Breakdown of Fees for 2006

Services	Cypress	SunPower	Total
Audit Fees	$2,296,287	$1,218,000	$3,514,287
Audit-Related Fees	$182,300	$177,000	$359,300
Tax Fees	$1,026,284	$101,000	$1,127,284

Breakdown of Fees for 2005

Services	Cypress	SunPower	Total
Audit Fees	$2,744,088	$1,209,000	$3,953,088
Audit-Related Fees	$66,733	0	$66,733
Tax Fees	$804,079	$219,000	$1,023,079

     Audit Fees: Includes fees associated with the annual audit of financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act, review of our quarterly reports on Form 10-Q, annual report on Form 10-K and periodic reports on Form 8-K, consents issued in connection with our Form S-8 filings, assistance and review with other documents we filed with the SEC, and statutory audits required internationally. In addition, audit fees for 2005 included services rendered in connection with SunPower Corporation’s initial public offering in November 2005, and a secondary public offering in June 2006.

     Audit-Related Fees: Audit-related services principally include employee benefit plan audits, internal control consulting, and accounting consultations not associated with the audit.

     Tax Fees: Includes fees for tax compliance (tax return preparation assistance and expatriate tax services), general tax planning, tax-related services on acquisition, and international tax consulting.

     All Other Fees: Cypress was not billed any other fees by PricewaterhouseCoopers LLP.

Required Vote

     The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee of Cypress’s Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

  Cypress’s accounting and financial reporting processes and the audit of Cypress’s financial statements;

  the integrity of Cypress’s financial statements;

  Cypress’s internal controls and the audit of management’s assessment of the effectiveness of internal control over financial reporting;

  Cypress’s compliance with legal and regulatory requirements;

  the independent registered public accounting firm’s appointment, qualifications and independence; and

  the performance of Cypress’s internal audit function.

     The Audit Committee also reviews the performance of Cypress’s independent registered public accounting firm, PricewaterhouseCoopers LLP, in the annual audit of financial statements and internal control over financial reporting and in assignments unrelated to the audit, and reviews the independent public accountants’ fees.

     The Audit Committee provides the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board. The Audit Committee reviews the Company’s financial disclosures, and meets privately, outside the presence of our management, with our independent registered public accounting firm and our internal auditors to discuss our internal accounting control policies and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, with management including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed the results of management’s assessment of the effectiveness of Cypress’s internal control over financial reporting as of December 31, 2006. The Audit Committee reports on these meetings to our Board of Directors.

     The charter of the Audit Committee is available at our website at:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=CY&script=2210&item_id=489

     Cypress’s management has primary responsibility for preparing Cypress’s financial statements and for its financial reporting process. In addition, management is responsible for establishing and maintaining adequate internal control over financial reporting. Cypress’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Cypress’s financial statements to generally accepted accounting principles and on management’s assessment of the effectiveness of Cypress’s internal control over financial reporting.

The Audit Committee hereby reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2006 with Cypress’s management.

(2)	The Audit Committee has reviewed and discussed with management the evaluation of Cypress’s internal controls and the audit of management’s assessment on the effectiveness of Cypress’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for Cypress, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU §380), as modified and supplemented.

(4)	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP for Cypress required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP their independence, including whether PricewaterhouseCoopers LLP’s provision of non-audit services to Cypress is compatible with their independence.

     The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. With the exception of certain de-minimus amounts, unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services for Cypress.

     Based on the review and discussion referred to in items (1) through (4) above, the Audit Committee recommended to Cypress’s Board of Directors and the Board approved, that the Company’s audited financial statements be included in Cypress’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as Cypress’s independent registered public accounting firm for fiscal year 2007.

     Each member of the Audit Committee is independent as defined under the listing standards of the NYSE.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

W. Steve Albrecht, Chairman
Eric A. Benhamou
Lloyd Carney
J. Daniel McCranie

PROPOSAL THREE

AMENDMENT OF THE 1994 STOCK PLAN

Background

     Our 1994 Stock Plan (the “Plan”) currently allows us to grant stock options and restricted stock (including restricted stock units) to employees, officers and directors. As of March 1, 2007, the Plan had approximately 16.1 million stock options and 1 million shares of restricted stock or restricted stock units available for grant.

Summary of the Proposal

     General. Our Board of Directors approved the amendment and restatement of the Plan (as amended and restated, the “Amended Plan”) on March 26, 2007, subject to approval by the stockholders at the Annual Meeting. The amendments approved by the Board have no effect on the term of the Plan. Our executive officers and directors have an interest in this Proposal. The Amended Plan includes the following features:

  reduces the number of shares available for issuance from approximately 17.0 million shares to 15.3 million shares;

  replaces the 2,000,000 share limitation on restricted stock and restricted stock unit awards with a provision removing 1.88 shares from the Plan share reserve for every share of restricted stock or restricted stock units issued under the Plan;

  adds stock appreciation rights, with a maximum 8-year term, and a minimum exercise price of 100% of the fair market value of the underlying shares on the grant date as a permissible type of Plan award;

  reduces the maximum term of stock options from 10 to 8 years;

  clarifies that shares used to satisfy the minimum statutory withholding obligations or to exercise a stock appreciation right are not available for reissuance under the Plan; and

  increases the minimum exercise price of nonstatutory stock options from 85% to 100% of the fair market value of the underlying shares on the grant date.

     Replacement of 2,000,000 Share Limitation on Full-Value Awards with a Fungible Share Provision. Many technology companies and other employers, including us, have begun using “full-value” awards such as restricted stock and restricted stock units to a greater extent in order to retain and attract valuable employees. Because such awards are typically issued in lesser numbers than stock options, they can result in less overall dilution from equity compensation awards than stock options. In some cases, issuing lower numbers of full-value awards can also decrease the amount of equity compensation expense companies recognize for financial accounting purposes. In order for us to have greater flexibility to use full-value awards, and to allow us to remain competitive in structuring our equity compensation packages, we are asking our stockholders to approve replacing the fixed 2,000,000 limit on full-value awards with a fungible share provision, under which each full-value award issued under the Amended Plan will result in a reduction of 1.88 shares from the Amended Plan share reserve.

     Addition of Stock Appreciation Rights. Stock appreciation rights are stock option type awards that are exercised by withholding the number of shares with a fair market value on the date of exercise equal to the aggregate exercise price. Under the Amended Plan, stock appreciation rights may be settled in stock or in cash, although if this proposal is approved, we expect to primarily issue stock appreciation rights that may only be settled in stock. Because shares are retained to satisfy the exercise price instead of being sold on the open market, as is typically the case with stock options, stock appreciation rights can be less dilutive than stock options. From a plan share reserve perspective, however, the Amended Plan provides that the shares used to satisfy the exercise price and minimum tax withholding obligations on the exercise of a stock appreciation right will not be available for re-issuance.

     Critical Element of our Compensation Policy. We believe that our employees are our most valuable asset. The approval of the Amended Plan and the resulting ability to continue with our broad-based equity compensation program:

  is fundamental to our compensation policy;

  is crucial to our ability to motivate employees;

  assists us to remain competitive by recruiting key talent and retaining our highly skilled work force;

  encourages and rewards employee performance; and

  helps align employee interests with those of our stockholders.

Shares Reserved Under the Amended Plan

     As of March 1, 2007, 17,048,291 shares of common stock were available for issuance under the current 1994 Stock Plan. Options to purchase approximately 26.6 million shares of common stock were outstanding, with a weighted exercise price of $15.57 per share. We have issued 1,011,533 shares subject to restricted stock units, leaving us with 988,467 shares available for issuance as restricted stock or restricted stock unit awards under the 2,000,000 share limit. Shares under the Amended Plan may be authorized but unissued, or reacquired shares.

Required Vote

     The affirmative vote of the holders of a majority of the common stock present or represented at the meeting is required to approve the adoption of the Amended Plan.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE AMENDMENT OF THE 1994 STOCK PLAN.

SUMMARY OF THE AMENDED PLAN

     The following is a summary of the principal features of the Amended Plan and its operation. However, the summary is qualified in its entirety by reference to the Amended Plan, as set forth in Appendix A.

Background and Purpose of the Amended Plan

     The Amended Plan is intended to (i) attract, (ii) retain, and (iii) increase incentives through share ownership on the part of, eligible employees, consultants, and non-employee directors who provide significant services to us. We believe that, over the years, our stock plans have made a significant contribution to the success of our business by increasing our ability to attract and retain highly competent individuals on whose judgment, initiative, leadership and continued efforts our growth and profitability depend.

Types of Awards Granted Under the Amended Plan

The Amended Plan permits the grant of the following types of discretionary incentive awards:

(1)	incentive stock options,

(2)	nonstatutory stock options,

(3)	restricted stock (including restricted stock units), and

(4)	stock appreciation rights.

     The Amended Plan also provides for the grant of automatic, nondiscretionary stock options and restricted stock units to our non-employee directors. Collectively, the discretionary awards and the automatic options are referred to as “Awards.”

Administration of the Amended Plan

     A committee of at least two non-employee members of our Board (the “Committee”) administers the Amended Plan. To make grants to certain of our officers and key employees, the members of the Committee must qualify as “non-employee” directors under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code (so that we can receive a federal tax deduction for certain compensation paid under the Amended Plan).

     Subject to the terms of the Amended Plan, the Committee has the sole discretion to select the employees, consultants, and non-employee directors who will receive discretionary Awards, determine the terms and conditions of such discretionary Awards (for example, the exercise price and vesting schedule), and interpret the provisions of the Amended Plan and outstanding Awards. The Committee also has the authority to amend outstanding Awards, including the authority to accelerate vesting or to extend an option’s post-termination exercise period (but not beyond the original option term). Subject to applicable law, the Committee may delegate any part of its authority and powers under the Amended Plan to one or more of our directors and/or officers.

No Repricing

     The Committee may not permit the repricing, including by way of exchange, of any Award without receiving prior stockholder approval.

Share Counting Provisions

     Any restricted stock award or restricted stock unit award granted under the Amended Plan will result in 1.88 shares being removed from the Amended Plan share reserve. Shares withheld to satisfy minimum withholding obligations or to satisfy the exercise price of a stock appreciation right shall not become available for re-issuance under the Amended Plan.

Awards that Expire or are Forfeited

     If an Award expires or is cancelled without having been fully exercised or vested, the unvested or cancelled shares will be returned to the available pool of shares reserved for issuance under the Amended Plan. To the extent that the Amended Plan share reserve was reduced by 1.88 shares upon the grant of an award, the Amended Plan share reserve shall be increased by 1.88 shares upon the expiration or cancellation of such award.

Eligibility to Receive Awards

     The Committee selects (or Cypress management selects for approval by the Committee) the employees, consultants, and non-employee directors to be granted discretionary Awards, provided that only employees may receive incentive stock options. The actual number of individuals who will receive discretionary Awards cannot be determined in advance because the Committee has the discretion to select the participants.

     Our non-employee directors are eligible to receive automatic options grants for each year they serve on the Board.

     As of March 1, 2007, 6,028 employees (including 19 executive officers), 14 outside advisors, and 9 non-employee directors were eligible to participate in the Plan.

Stock Options and Stock Appreciation Rights

     A stock option or stock appreciation right is the right to acquire shares at a fixed exercise price for a fixed period of time (stock appreciation rights may be settled in cash, if so provided in the award agreement). Under the Amended Plan, the Committee may grant stock appreciation rights and nonstatutory stock options and/or incentive stock options (which entitle employees, but not Cypress, to more favorable tax treatment).

     Share Limits. The Committee will determine the number of shares covered by each option and stock appreciation right, but during any fiscal year of Cypress, no participant may be granted options or stock appreciation rights covering, in the aggregate, more than 1,000,000 shares.

     Exercise Price. The exercise price of the shares subject to each option and stock appreciation right is set by the Committee, but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option or stock appreciation right, except in the case of an incentive stock option to an employee who holds greater than 10% of the voting power of all classes of stock of the Company or its subsidiaries. In this case, the exercise price must be no less than 110% of the fair market value per share on the date of grant.

     Incentive Stock Options. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year may not exceed $100,000. Any shares in excess of this limit will be treated as a nonstatutory stock option. If the employee holds more than one incentive stock option, the incentive stock options are considered in the order in which they were granted.

     Term and Vesting. An option or stock appreciation right granted under the Amended Plan generally cannot be exercised until it becomes vested. The Committee establishes the vesting schedule of each option or stock appreciation right at the time of grant. Options granted to new hires typically cliff vest as to 20% of the covered shares after one (1) year of service and vest monthly thereafter so as to be 100% vested after completing five (5) years of service. Options granted to existing employees typically vest monthly over five (5) years. Options and stock appreciation rights granted under the Amended Plan expire at the times established by the Committee, but not later than eight (8) years after the grant date (such term is limited to five (5) years in the case of an incentive stock option granted to a participant who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Cypress or any parent or subsidiary).

     Exercise of the Option or Stock Appreciation Right. An option or stock appreciation right granted under the Amended Plan is exercised by giving written or electronic notice to the brokerage company retained by Cypress, specifying the number of shares to be purchased and, for stock options, tendering full payment of the exercise price to Cypress. The Committee may permit payment through the tender of shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the Amended Plan. Stock appreciation rights are exercised by Cypress withholding shares with a fair market value equal to the aggregate exercise price. The participant must pay any taxes that Cypress is required to withhold at the time of exercise.

     Termination of Participant. In the event a participant’s continuous status as an employee, director, or consultant terminates for any reason other than upon the participant’s death or disability, all of the vested options and stock appreciation rights held by the participant under the Amended Plan will be exercisable (to the extent the option or stock appreciation right was exercisable on the date of termination, unless otherwise determined by the Committee) within such period of time as is specified in the applicable option or stock appreciation right agreement. In the absence of a specified period of time in the agreement, the vested portion of the option or stock appreciation right will remain exercisable for a period of 30 days following the date of such termination. In the event a participant’s continuous status as an employee, director, or consultant terminates as a result of the participant’s disability, all of the options and stock appreciation rights held by the participant under the Amended Plan will be exercisable (to the extent the option or stock appreciation right was exercisable on the date of termination, unless otherwise determined by the Committee) for a period of six (6) months following the date of such disability or such longer period of time not exceeding 12 months, as specified in the applicable option or stock appreciation right agreement. In the event a participant’s continuous status as an employee, director, or consultant terminates as a result of the participant’s death, all of the vested options and stock appreciation rights held by the participant under the Amended Plan will be exercisable (to the extent the option or stock appreciation right would have become exercisable had the participant continued living and remained in continuous status as an employee, director, or consultant for an additional 12 months) for a period of six (6) months following the date of such death. In addition, if the participant’s death occurs within 30 days after his or her termination of continuous status as an employee, director, or consultant, the option or stock appreciation right may be exercised within six (6) months following the date of such death (to the extent the option or stock appreciation right was exercisable on the date of termination, unless otherwise determined by the Committee). However, in no event may the period of exercisability extend beyond the expiration date of the option or stock appreciation right.

Restricted Stock/Restricted Stock Units

     Awards of restricted stock are shares that vest in accordance with the terms and conditions established by the Committee. The Committee will determine the terms and conditions of restricted stock granted under the Amended Plan, including the number of shares of restricted stock granted to any employee, consultant, or non-employee director and whether the award will be in the form of restricted stock or restricted stock units; provided that during any fiscal year of Cypress, no participant may be granted more than 800,000 shares in the aggregate of restricted stock or restricted stock units.

     In determining whether an award of restricted stock or restricted stock units should be made, and/or the vesting schedule for any such Award, the Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Committee may determine to grant an Award of restricted stock only if the participant satisfies performance goals established by the Committee. The Committee is considering implementing significant performance based restricted stock for executive officers and other senior management in 2007.

Automatic Options Granted to Non-Employee Directors

     Under the Amended Plan, our non-employee directors receive annual, automatic option grants. No person has any discretion to select which non-employee directors will be granted automatic options or to determine the number of shares to be covered by the automatic option grants.

     Administration and Grants of Options. Automatic option grants are not subject to any discretionary administration and are made pursuant to a non-discretionary formula, as follows:

  each non-employee director is automatically granted a nonstatutory stock option to purchase 80,000 shares (the “First Option”) upon the date such individual first becomes a non-employee director, whether through election by the stockholders of Cypress or by appointment by the Board in order to fill a vacancy; and

  at each of Cypress’s annual stockholders meetings, each non-employee director who was a non-employee director on the date of the prior year’s annual stockholder meeting is automatically granted a nonstatutory stock option to purchase 20,000 shares. Each remaining non-employee director receives an option covering the number of shares determined by multiplying 20,000 shares by a fraction, the numerator of which is the number of days since the non-employee director received his or her First Option, and the denominator of which is 365, rounded down to the nearest whole share.

     Terms and Conditions of the Options. Each automatic option is evidenced by a director option agreement between Cypress and the non-employee director, and is subject to the following terms and conditions:

  Term of Options. Each automatic option has a maximum term of eight (8) years from the date of grant. No option may be exercised after the expiration of its term.

  Exercise Price. The exercise price of each automatic option is equal to 100% of the fair market value (on the date of grant) of the shares covered by the option.

  Vesting/Exercise of the Option. An automatic option is exercised by giving written (including electronic) notice of exercise to Cypress, specifying the number of shares to be purchased and tendering payment of the purchase price to Cypress in the form described below. Options become exercisable as to 1/60th of the shares subject to the option each month, so as to become 100% vested on the five-year anniversary of the grant date, subject to the optionee maintaining his or her continuous status as a director on each vesting date.

     Payment of the Exercise Price. Payment for shares issued upon exercise of an option may, depending on the terms of the option agreement, consist of cash, check, certain other shares, cashless exercise, or any combination of these methods of payment.

     Termination of Directorship. In the event an optionee’s status as a director terminates for any reason, all of the vested options held by the optionee under the Amended Plan will be exercisable (to the extent the option was exercisable on the date of termination, or in the case of death, to the extent the option would have become exercisable had the optionee continued living and remained in continuous status as a director for another 12 months) for a period of one year following the date of such termination. In addition, if the optionee dies within 30 days after his or her termination of continuous status as a director, the vested options may be exercised within one year following the date of such death (to the extent the option was exercisable on the date of termination). However, in no event may the period of exercisability extend beyond the expiration date of the options.

Transfers or Leave of Absence

     Unless otherwise determined by the Committee, and subject to applicable laws, the vesting of options granted under the Amended Plan ceases during any unpaid leave of absence. Moreover, unless otherwise determined by the Committee, any employee who transfers his or her employment to a subsidiary and receives an equity incentive covering such subsidiary’s equity securities in connection with such transfer, ceases vesting in his or her options granted under the Amended Plan, until such time (if at all), the employee transfers from the employ of the subsidiary or another subsidiary back to the employ of Cypress.

Changes in Capitalization

     If we experience a stock split, reverse stock split, stock dividend, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without our receipt of consideration (except for certain conversions of convertible securities) appropriate adjustments will be made, subject to any required action by our stockholders, to the number of shares available for issuance under the Amended Plan, the number of shares issuable as restricted stock awards under the Amended Plan, the number of shares covered by each outstanding Award, the price per share covered by each outstanding Award, and the per-person limits on Awards, as appropriate to reflect the stock dividend or other change.

Merger or Asset Sale

     In the event of our merger with or into another corporation or the sale of substantially all of our assets, the successor corporation (or its parent or subsidiary) will assume or substitute each outstanding Award. With respect to discretionary Awards, the Committee may, in its sole discretion, fully accelerate such Awards in lieu of assumption or substitution. In such event, the Committee will notify all participants that their options and stock appreciation rights under the Amended Plan will be fully exercisable for a period of 30 days from the date of such notice and the option or stock appreciation right will terminate upon the expiration of such period.

     With respect to automatic option grants, in the event the successor corporation does not agree to assume or substitute for such options, each outstanding automatic option will become fully vested and exercisable, including as to shares that would not otherwise be exercisable, unless the Board, in its discretion, determines otherwise.

Performance Goals

     The Committee, in its discretion, may make performance goals applicable to a participant with respect to an Award. At the Committee’s discretion, one or more performance goals may apply including the following: annual revenue, cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, return on assets, return on equity, return on sales, and total stockholder return. For awards that are not intended to qualify as performance-based compensation under 162(m), the Committee may choose other performance goals.

Awards to be Granted to Certain Individuals and Groups

     The number of discretionary Awards that an employee, consultant, or non-employee director may receive under the Amended Plan is at the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth (a) the aggregate number of shares subject to automatic option grants under the Plan during the last fiscal year, and (b) the average per share exercise price of such automatic options.

	Number of Automatic
Name of Group	Options Granted	Average Per Share Exercise Price
All directors who are not executive officers, as a group	114,410	$17.17

Limited Transferability of Awards

     Awards granted under the Amended Plan generally may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the applicable laws of descent and distribution. During the participant’s lifetime, only the participant may exercise the Award. If the Committee makes an Award under the Amended Plan transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate; provided, however, that in no event may an award be transferred in exchange for consideration.

U.S. Federal Tax Aspects

     The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Cypress of awards granted under the Amended Plan. Tax consequences for any particular individual may be different.

     Nonstatutory Stock Options and Stock Appreciation Rights. No taxable income is reportable when a nonstatutory stock option or stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. Any cash received upon exercise of a stock appreciation right will constitute ordinary income.

     Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

     Restricted Stock/Restricted Stock Units. A participant will not have taxable income upon grant unless he or she elects to be taxed at that time (except no such election is available for restricted stock units). Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares received minus any amount paid for the shares.

     Tax Effect for Cypress. Cypress generally will be entitled to a tax deduction in connection with an Award under the Amended Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to certain of our executive officers. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Cypress can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Amended Plan, setting limits on the number of Awards that any individual may receive, and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Amended Plan has been designed to permit the Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Cypress to receive a federal income tax deduction in connection with such awards.

Amendment and Termination of the Plan

     The Board generally may amend, alter, suspend, or terminate the Amended Plan at any time, except that certain amendments may require stockholder approval or the consent of participants in the Amended Plan. Adding shares to the Amended Plan requires stockholder approval, except in the case of adjustments due to a stock split or similar change in capitalization effected without the receipt of consideration by us.

Summary

     We believe strongly that the approval of the Amended Plan is essential to our continued success. Awards such as those provided under the Amended Plan constitute an important incentive for our key employees and other service providers and help us to attract, retain and motivate people whose skills and performance are critical to our success. Our employees are our most valuable asset. We strongly believe that the Amended Plan is essential for us to compete for talent in the difficult labor markets in which we operate.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     Information for 2006 with respect to our compensation plans (including individual compensation arrangements) under which equity securities of Cypress are authorized for issuance, are aggregated in the table below as follows:

  all compensation plans previously approved by security holders; and

  all compensation plans not previously approved by security holders.

Equity Compensation Plan Information

	Number of Securities to be
	Issued Upon Exercise of	Weighted Average Exercise	Number of Securities
	Outstanding Options,	Price of Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance
Equity Compensation Plans Approved by Security Holders	28,842 (1)	$15.46	17,830 (2)
Equity Compensation Plans Not Approved by Security Holders	4,098	$16.13	4,247 (3)
Total	32,940 (4)	$15.55	22,077

(1)	Includes 1.0 million shares of restricted stock granted.

(2)	Includes 16.8 million shares available for future issuance under Cypress’s 1994 Stock Plan, generally used for grants to all employees including officers and directors. In addition, the amount includes 1.1 million shares available under Cypress’s Employee Stock Purchase Plan (“ESPP”)

(3)	Includes shares available under Cypress’s 1999 Nonstatutory Stock Option Plan used for grants to employees other than officers and directors.

(4)	Total number does not include 0.2 million outstanding options, with a weighted average exercise price of $8.79 per share, originally granted under plans assumed by Cypress in connection with various acquisitions. Cypress does not intend to grant any additional options under these plans.

MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information regarding beneficial ownership of our common stock as of the Record Date (except as described below) by:

  each of our directors;

  our chief executive officer and each of the four other most highly compensated individuals who served as our executive officers at fiscal year-end (the “Named Executive Officers”);

  all individuals who served as directors or Named Executive Officers at fiscal year-end as a group; and

  each person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act of 1934, as amended) who is known by us to own beneficially more than 5% of our common stock.

Directors, Officers and 5% Stockholders	Shares Beneficially Owned
Directors	Number	Percent(1)
T.J. Rodgers(2)	4,195,900	2.4%
W. Steve Albrecht(3)	84,932	*
Eric A. Benhamou(4)	92,917	*
Lloyd Carney(5)	19,441	*
James R. Long(6)	148,431	*
J. Daniel McCranie(7)	38,553	*
Evert van de Ven(8)	74,773	*

Named Executive Officers
Brad W. Buss(9)	90,487	*
Paul Keswick(10)	468,934	*
Christopher Seams(11)	686,501	*
Norman Taffe(12)	108,439	*
All directors and executive officers at fiscal year-end as a group (12)(13)	5,418,580	3.7%

5% Stockholders
FMR Corp.(14)	21,585,100	15.0%
82 Devonshire Street
Boston, Massachusetts 02109
Janus Capital Management LLC(15)	8,199,875	5.7%
151 Detroit Street
Denver, Colorado 80206

* Less than 1%

(1)	The total number of shares outstanding as of the Record Date was 177,573,079.

(2)	Includes 1,613,531 shares of common stock held directly by Mr. Rodgers and options to purchase 2,582,369 shares of common stock, which are exercisable within 60 days of the Record Date. It does not include 100,251 shares purchased on Mr. Rodger’s behalf with funds contributed by Mr. Rodgers to the Company’s deferred compensation plans. Such shares are held by the Company, and are not controlled by Mr. Rodgers.

(3)	Represents 10,900 shares of common stock held directly by Mr. Albrecht and options to purchase 74,032 shares of common stock, which are exercisable within 60 days of the Record Date.

(4)	Represents options to purchase 92,917 shares of common stock by Mr. Benhamou, which are exercisable within 60 days of the Record Date.

(5)	Represents options to purchase 19,441 shares of common stock by Mr. Carney, which are exercisable within 60 days of the Record Date. Mr. Carney became a member of the Board in 2005.

(6)	Represents 4,300 shares of common stock held directly by Mr. Long and options to purchase 144,131 shares of common stock, which are exercisable within 60 days of the Record Date.

(7)	Represents 1,239 shares of common stock held directly by Mr. McCranie and options to purchase 37,314 shares of common stock, which are exercisable within 60 days of the Record Date. Mr. McCranie became a member of the Board in 2005.

(8)	Represents 5,000 shares of common stock held directly and 1,000 shares of common stock held indirectly by Mr. van de Ven, and options to purchase 68,773 shares of common stock, which are exercisable within 60 days of the Record Date. Mr. van de Ven became a member of our Board in June 2005.

(9)	Represents 1,754 shares of common stock held directly by Mr. Buss and options to purchase 88,733 shares of common stock, which are exercisable within 60 days of the Record Date. Mr. Buss joined Cypress in August 2005.

(10)	Represents 1,434 shares of common stock directly held by Mr. Keswick and options to purchase 467,500 shares of common stock, which are exercisable within 60 days of the Record Date.

(11)	Includes 69,960 shares of common stock held directly by Mr. Seams, of which 54,500 shares were purchased under the stockholder-approved 2001 Employee Stock Purchase Assistance Plan. Also includes options to purchase 616,541 shares of common stock, which are exercisable within 60 days of the Record Date. It does not include 2,519 shares purchased on Mr. Seams’ behalf with funds contributed by Mr. Seams to the Company’s deferred compensation plans. Such shares are held by the Company, and are not controlled by Mr. Seams.

(12)	Includes 4,196 shares of common stock held directly by Mr. Taffe. Also includes options to purchase 104,243 shares of common stock, which are exercisable within 60 days of the Record Date.

(13)	Includes 1,725,520 shares of common stock held directly by our directors, executive officers, and their family members. Also includes options to purchase 3,693,060 shares of common stock exercisable as of December 31, 2006, by our directors, executive officers, and their family members.

(14)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A filed on February 14, 2007, with the SEC by FMR Corp. FMR Corp. has sole voting power with respect to 14,100 shares and sole dispositive power with respect to 21,585,100 shares or common stock.

(15)	The ownership information set forth in the table is based on information contained in a statement on Schedule 13G filed on February 14, 2007, with the SEC by Janus Capital Management LLC. Janus Capital Management LLC has shared voting and dispositive power with respect to 100 shares, sole voting and dispositive power with respect to 8,199,875 shares.

     The following table sets forth certain information regarding beneficial ownership of shares of the common stock of our significant active subsidiaries as of the Record Date by:

  each of our directors;

  each of the Named Executive Officers that held such shares of common stock or rights to acquire such common stock; and

  each of our directors and Named Executive Officers as a group.

SUNPOWER CORPORATION

Directors/Officers	Shares Beneficially Owned
		Number		Percent(1)
	Options		Stock
T.J. Rodgers(2)	0		7,500	*
W. Steve Albrecht(3)	2,402		1,500	*
All directors and Named Executive Officers as a group	2,402		9,000	*

* Less than 1%

(1)	The total number of shares of capital stock of SunPower Corporation outstanding as of December 31, 2006, was 69,620,359, of which Cypress owned 52,033,287 shares or 100% of the class B common stock, and 17,587,072, shares of class A common stock of which Cypress owned 0%.

(2)	Represents restricted stock units that have vested or would vest as of 60 days from our Record Date. In 2006, Mr. Rodgers was awarded 10,000 restricted stock of class A SunPower Corporation for his services as a director and active operational role as chairman of SunPower Corporation, a wholly owned subsidiary of Cypress. Mr. Rodgers did not receive any other remuneration for his services on the Board of Directors of SunPower Corporation.

(3)	Represents options held by Mr. Albrecht to purchase 2,402 shares of common A stock of SunPower Corporation. Also represents 1,500 restricted stock of class A common stock of SunPower Corporation that would vest by 60 days from our Record Date. For his board-related services, in 2006, Mr. Albrecht was granted options to purchase 6,000 shares of class A common stock and 2,000 restricted shares of SunPower’s class A common stock.

COMPENSATION DISCUSSION AND ANALYSIS

     Our Compensation Discussion and Analysis addresses the following topics:

  our compensation philosophy and policies regarding executive compensation;

  our compensation framework, or how we set compensation;

  the components of our executive compensation program; and

  our compensation decisions for fiscal year 2006 and the first quarter of fiscal year 2007.

     In this Compensation Discussion and Analysis section, the terms “we,” “our,” and “us” refer to management, the Company and sometimes, as applicable, the Compensation Committee of the Company’s Board of Directors.

Compensation Philosophy

     We believe that our achievements result from the coordinated efforts of all employees working toward common objectives that are aimed at the continued improvement of the Company’s performance and stockholder value. This philosophy is reflected in how our executive compensation program is structured and implemented.

     Specifically, our executive compensation program is designed with the following objectives:

  to provide competitive compensation opportunities that will attract and retain top executives;

  to motivate executives to achieve outstanding operational and financial results for the Company;

  to create a direct and meaningful link between individual performance and rewards, and the Company’s success;

  to reward executives for meeting and exceeding short-term and long-term goals;

  to align executive and stockholder interests by creating wealth via equity; and

  to instill in each individual a sense of ownership of the Company.

     As with all employees, we provide our executive officers with a base salary, equity incentives, short- and long-term cash awards that are tied to performance against corporate and individual goals, and other benefits, such as health and insurance plans. In addition, our executives may participate in our deferred compensation plans.

     To achieve the objectives set forth above, we consider the following principles when making our compensation decisions:

We Begin our Focus on Strategic Objectives and then Reward Results

     Our compensation analysis begins with an examination of Cypress’s business plan and strategic objectives. Our Chief Executive Officer and Board of Directors meet annually to set our business plans and strategic objectives, and at least quarterly to review our results and progress against such objectives. It is our intent that our compensation program attract and retain leaders who will meet objective measures of success, and reward such individuals for achieving Cypress’s intended results. Formulas that measure such achievement are built into certain components of our compensation program such that our executive officers earn less when our corporate goals are not met, and may earn more when the goals are exceeded. For example, fiscal year 2006 was a strong year for financial, strategic, operational and stockholder performance by the Company. Consequently, bonuses were earned under our Company’s bonus program in each quarter of fiscal year 2006. See below under Cash Incentive Pay under Components of Executive Compensation.

     Below are some of the key highlights for the year that were taken into consideration, based on actual results to date and projected results for 2006, when we evaluated the compensation for our chief executive officer and other executive officers during 2006:

  Revenue—fiscal 2006 consolidated revenue increased 23% year over year.

  Earnings per share (EPS)—our fully diluted EPS increased from a ($.69) loss per share in 2005 to $.25 income per share in 2006 (including the impact of SFAS 123(R) compensation expense which was implemented for the first time in 2006).

  The Company executed on its strategy to divest non-core and under-performing businesses.

  The Company made several strategic changes to its business model which focused on the introduction of a flexible manufacturing strategy and the exiting of some internally developed process technology.

  The Company achieved record design wins for its revamped product portfolio.

  Equity dilution—the Company changed its equity award program by decreasing the standard option award tables by 25% and introduced restricted stock units. This resulted in a net dilution rate (gross equity awards less cancellations) of less than 1% of outstanding shares, a record low for the Company.

  The Company’s common stock appreciated strongly in 2006, significantly outperforming the two key indices the Company benchmarks against for relative stock appreciation: the Philadelphia Semiconductor Index (SOXX) and the S&P Semiconductor Index. The table below shows the relative stock appreciation performance for 2006 for the Company as well as the key benchmarks:

			S&P Semiconductor
Period	Cypress	SOXX	Index
2006	18%	(3%)	(10%)

We Promote a Pay-for-Performance Culture

     We believe strongly that an individual’s compensation should be directly linked to the performance of the Company and the individual. This belief has guided certain compensation-related decisions:

  A substantial portion of executive officer compensation is contingent on, and variable with, achievement of measurable corporate and/or individual goals; and

  Total target compensation and accountability should reflect and increase with an individual’s position and level of responsibility. Consistent with this philosophy are the following elements of our executive compensation program:

  Total compensation is higher for individuals with responsibility and greater ability to influence the Company’s achievement of targeted results and strategic objectives;

  As positions and responsibilities increase, a greater portion of the executive officer’s total target compensation is performance-based; and

  Equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of total compensation dependent on long-term stock appreciation.

We Believe Our Compensation Decisions Should Be Consistent with the Interests of Stockholders

     The elements of our compensation program are intended to drive management to a balance of short-term achievements to drive profitability with long-term successes that will ensure a strong future for the Company. We believe that stock option and restricted stock unit grants create a sense of ownership and long-term incentive that align the interests of management with our stockholders.

We Believe Compensation Should be Reasonable, Responsible and Competitive

     It is essential that Cypress’s overall compensation levels be competitive enough to attract talented leaders and motivate those leaders to achieve superior results. At the same time, we believe that compensation at all levels should be set at responsible levels and be consistent with Cypress’s focus on controlling costs and rewarding performance.

We Use Equity Compensation for Recruitment and Retention

     We believe that stock ownership is a key element for attracting and retaining executives. We also believe that equity based compensation opportunities should be based on position, salary level and competitive practice, and should reflect each executive’s individual contribution and potential, as well as retention objectives.

Compensation Framework

Market Analysis

     In October 2005, the Compensation Committee engaged AON Consulting to provide an analysis of pay levels and pay mix for our executive officers for 2006. AON evaluated data from our semiconductor peers on a national level. AON’s benchmarking analysis encompassed each component of our compensation program, including cash, equity, and incentive-based compensation of our executives. AON compared the compensation of our executives for alignment with (a) our Company’s compensation philosophy, and (b) similar positions within our industry. Consistent with its charter provisions, our Compensation Committee has retained AON Consulting in the past to provide general advice on other compensation matters. AON’s analysis was based on data obtained from publicly available data of our peer group companies.

     AON’s analysis confirmed that Cypress’s executive compensation levels were generally aligned with the Company’s compensation philosophy. Except for the compensation of our chief executive officer, the table below is a summary of how our compensation packages ranked in the benchmarking analysis:

		Annual Equity	Number of	Total Benefit
Base Salary	Target Total Cash	Value	Options	Ownership
50th Percentile	50th –75th Percentile	50th –75th Percentile	75th Percentile	50th –75th Percentile

Targeted Overall Compensation

     Together with the performance objectives, we establish targeted total compensation levels (i.e., maximum achievable compensation) for each of the senior executive officers. In making this determination, we are guided by the compensation philosophy described above. We also consider historical compensation levels, competitive pay practices at the companies in the study groups, and the relative compensation levels among the companies’ senior executive officers. We may also consider industry conditions, retention needs, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels.

     As discussed above, the Compensation Committee retained the services of AON Consulting to provide information regarding compensation programs for executive officers of peer group companies and to provide advice on other executive compensation matters. We were able to use the information and advice provided by AON to help establish our “targeted overall compensation,” or the aggregate level of compensation we will pay if performance goals are fully met. The AON analysis included compensation information for 22 peer group companies. The peer group included a broad range of companies in the high technology industry with whom Cypress competes for executive talent. For fiscal year 2006, the Compensation Committee considered major high technology competitors for executive talent as well as companies similar in size and scope to Cypress, as measured by market capitalization, net income, revenue and total stockholder return. The peer group consisted of the following companies:

Altera	KLA Tencor
Advanced Micro Devices	Lam Research
Agere Systems	Linear Technology
Analog Devices	LSI Logic
Applied Materials	National Semiconductor
Atmel	Nokia
BroadCom	ON Semiconductor
Fairchild Semiconductor	PMC Sierra
Integrated Circuit Systems	San Disk
Integrated Device Technology	Texas Instruments
Intel	Xilinx

     Publicly available information on the above-mentioned peer group companies does not typically include information regarding target cash compensation, so AON’s review relied on compensation surveys prepared by Radford Surveys and Consulting to benchmark total cash compensation. Data was gathered for base salary levels, bonus targets and all forms of equity awards, including stock options, performance shares, restricted stock, and long term cash-based awards. Data on deferred compensation benefits, or other generally available benefits, such as 401(k) plans or health care coverage was not included in the AON analysis.

     Once we determined our targeted overall compensation, our Chief Executive Officer recommended to the Compensation Committee, and the Compensation Committee approved, each executive officer’s 2006 total annual cash compensation, including base salary and bonuses. In doing so, the Compensation Committee considered a number of factors, including the information in the AON analysis and other publicly available information. For example, the Committee compared the proposed base pay and target cash compensation against publicly available information and the survey data. Cypress’s goal is to target base pay and total cash compensation for its executive officers at or around the 50th percentile, as ranked among its peer group. Positioning base pay at the 50th percentile of peer companies aids Cypress in controlling fixed costs and puts a higher portion of targeted cash compensation at risk. However, in determining base salary, the Committee also considers factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with Cypress, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions.

     AON’s analysis showed that Mr. Rodgers’ cash and equity compensation were below the 50th percentile of other chief executive officers in our peer group companies. However, our Compensation Committee decided to conduct a more thorough and focused survey with respect to our Chief Executive Officer’s compensation with a view to addressing any inequities during his annual performance review in June 2006.

     The Compensation Committee, therefore, requested AON to conduct the survey specifically focused on Mr. Rodgers’ annual remuneration. Our Compensation Committee wanted this research to be based on real-time data of a revised, more current set of peer group companies. AON’s report was produced in March 2006, and confirmed that our Chief Executive Officer’s compensation was below our ideal target of 50th percentile of market.

     Our Compensation Committee engaged Pearl Meyer & Partners, another nationally recognized consulting firm, to provide an independent evaluation and review of the survey data from AON. Pearl Meyer’s report showed that Mr. Rodgers’ cash and equity compensations were below market.

     Based on year to date accomplishments of strategic goals, financial performance, share price appreciation, estimates of future financial and strategic goal accomplishments, and input from AON and Pearl Meyer, commencing July 2006, our Compensation Committee:

  Increased Mr. Rodgers’ base annual salary from $460,000 to $600,000 to bring it to 100% of the 50th percentile.

  Decided that the bonus component of Mr. Rodgers’ cash compensation, which constitutes approximately 2/3 of his total cash compensation, should remain at risk in order to provide incentive for Mr. Rodgers to achieve strategic and financial goals set by the Board for the Company. Mr. Rodgers’ Key Employee Bonus Plan target was set at 150% of his base salary and remained unchanged from 2005.

  Awarded Mr. Rodgers 425,000 stock options that vest equally over 60 months.

     The Compensation Committee or Cypress management considers whether to provide employees with additional compensation in the form of discretionary cash bonuses or equity awards as circumstances may warrant. These circumstances include, but are not limited to, the need to retain key employees or to recognize outstanding performance. No such awards were made in fiscal 2006, except to our Chief Executive Officer. Mr. Rodgers was instrumental in all aspects of developing and guiding SunPower Corporation to its initial public offering. The initial public offering (IPO) for SunPower was recognized by all as a tremendous success, creating value for all stockholders including Cypress Semiconductor Corporation, which owned 70% of SunPower shares on a fully diluted basis, as of December 31, 2006, corresponding to a market value of $1.93 billion.

     To provide the Compensation Committee some guidance with respect to compensating Mr. Rodgers for the successful SunPower IPO, we also asked Pearl Meyer to review recent precedents for special one-time awards due to special transactions or events. For the successful IPO of SunPower, Pearl Meyer recommended that Mr. Rodgers be granted restricted stock units with service-based vesting. As a result of his outstanding contribution and the value that was created by SunPower, the Compensation Committee awarded Mr. Rodgers a one-time award of 100,000 restricted stock units, which vest annually over two years.

Components of Executive Compensation

     There are four (4) elements that comprise Cypress’s executive compensation program: (i) base salary; (ii) cash incentive opportunities, or bonuses; (iii) long-term incentives, such as equity awards; and (iv) deferred compensation and other generally available benefit programs. Cypress has selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation program. For instance, base salary and bonuses opportunities are set with the goal of attracting quality employees and adequately compensating and rewarding them for their performance, while our equity programs are geared toward motivating and rewarding long-term goal achievement and retaining key talent. Cypress believes that these elements of compensation, when combined, are effective in achieving the objectives of our compensation program and the Company overall.

     The following chart shows the allocation of various compensation elements as a percentage of total compensation for our Named Executive Officers in 2006. The equity compensation amounts are based on grant date fair market value and do not represent actual cash compensation earned or received.

Name and Principal				All Other
Position	Base Salary	Cash Bonus Awards	Equity Compensation	Compensation
T.J. Rodgers
President, Chief Executive	11.1%	15.2%	64.4%	9.3%
Officer and Director

Brad W. Buss
Executive Vice President,
Finance and	21.5%	16.0%	62.5%	0.0%
Administration,
Chief Financial Officer

Paul Keswick
Executive Vice President,	32.9%	24.7%	42.4%	0.0%
New Product Development

Christopher Seams,
Executive Vice President,
Sales, Marketing and	28.8%	22.5%	43.6%	5.1%
Operations

Norman Taffe
Executive Vice President,
Consumer and Computation	31.1%	18.9%	45.0%	5.0%
Division

Base Salary

     Base pay is a critical element of executive compensation because it provides executives with a guaranteed level of monthly income. In determining base salaries, we consider the executive’s qualifications, experience, scope of responsibilities and potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at peer companies, internal pay equity and the tax deductibility of base salary. We strive to set competitive base salaries, which we believe to be at or around the 50th percentile for our industry. For our executive officers, base salaries are set so that a significant portion (generally 40% or more) of the total cash compensation that such executives can earn is performance-based pay.

     The salary ranges for our executive officers reflect levels that the Compensation Committee concluded are appropriate based upon the judgment and level of responsibility expected for each position. In some circumstances it is necessary to provide compensation at above-market levels. These circumstances include an effort to retain a key individual, recognition of a role that is larger in scope or accountability than standard market positions, or an effort to reward individual performance. We review base salaries annually, adjusting them as needed to realign with market levels after taking into account individual responsibilities, performance and experience.

     Guided by the Company’s compensation philosophy and objectives and the survey results provided by the Compensation Committee’s consultants, our Chief Executive Officer made recommendations to the Compensation Committee with respect to the total compensation of the Company’s executive officers other than himself. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, and the executive’s past and expected future contributions to our business. Consistent with our philosophy, we increased the salaries of our executive officers by between 2.5% to 10%.

     Our Chief Executive Officer does not participate in the setting of his salary. Our Compensation Committee approves the salary of our Chief Executive Officer and reviews his performance and compensation package with the independent members of the Board of Directors in an executive session.

Cash Incentive Pay

     We establish a link between Cypress’s performance, individual performance and the individual’s level of compensation through our variable cash bonus plans. For example, our primary variable cash bonus plans, the Performance Profit Sharing Plan (“PPSP”), and the Key Employee Bonus Plan (“KEBP”) provide variable compensation based on the individual’s performance and an objective measure of Cypress’s profitability. Cypress’s philosophy is to bias compensation toward this kind of variable compensation as well as equity awards. This means that when the executive officer and the Company perform well, as principally indicated by profitability in the case of the Company, executive officers will be well compensated. In fact, strong performers may exceed the industry median for compensation. When our performance is below our business plan, however, variable compensation will be limited or non-existent and equity compensation will not attain the same value, meaning that the executive officer’s overall compensation package may be below industry median levels.

     The bonus targets for our Named Executive Officers for 2006 were as follows:

	KEBP Targets (% of Base Salary)					PPSP Targets (Actual Days of Pay)
						Q1	Q2	Q3	Q4
Name	Q1	Q2	Q3	Q4	Annual	Actual	Actual	Actual	Actual
T.J. Rodgers	150%	150%	150%	150%	150%	1.5 days	2.4 days	3.7 days	5.0 days
Brad W. Buss	80%	80%	80%	80%	80%	1.5 days	2.4 days	3.7 days	5.0 days
Paul Keswick	80%	80%	80%	80%	80%	1.5 days	2.4 days	3.7 days	5.0 days
Christopher Seams	80%	80%	80%	80%	80%	1.5 days	2.4 days	3.7 days	5.0 days
Norman Taffe	80%	80%	80%	80%	80%	1.5 days	2.4 days	3.7 days	5.0 days

Performance Profit Sharing Plan

     All Cypress employees, including our executive officers, are eligible to participate in Cypress’s Performance Profit Sharing Plan (“PPSP”), a quarterly cash formula-driven bonus program that pays out based on a combination of the Company’s performance and each employee’s achievement of individual, quarterly goals. Prior to the start of each fiscal quarter, employees define short-term, operational, strategic and/or financial goals or critical success factors (“CSFs”), that are measurable and able to be completed within the applicable fiscal quarter. CSFs are not guaranteed and generally reflect actions required to achieve Company objectives. These actions require significant participation by the employee. Each employee determines their “CSF score” by scoring their achievements against such goals on a scale of 0 to 100. For purposes of the PPSP, the Company’s performance is measured by fully diluted adjusted GAAP earnings per share (EPS). Specifically, the actual EPS for a given fiscal quarter is compared to the applicable quarter’s planned EPS as approved by management and the Board at the beginning of the fiscal year. For each participant, including executive officers, the amount paid under the PPSP is based on the following formula:

ACTUAL EPS	×	ONE WEEK’S PAY	×	CSF SCORE
PLAN EPS

     The intent of this formula is to ensure that bonuses under the PPSP are only paid during profitable periods and to those who meet their defined objectives. PPSP bonuses were earned in each quarter of fiscal 2006.

Key Employee Bonus Plan

     Our Key Employee Bonus Plan (“KEBP”) is a formula-driven, bonus plan for eligible senior employees, including executive officers. During 2006, approximately three hundred and thirty-six (336) employees participated in the KEBP. The objective of the KEBP is to provide incentives to eligible participants based on the Company's quarterly fully diluted adjusted GAAP earnings per share (EPS) performance, our Chief Executive Officer’s CSF performance and the participant’s individual CSF score, which range from 0 to 100.

     Each KEBP participant is placed at an incentive level, which determines the percentage of that individual’s base salary they are eligible to earn over the course of the year. The incentive levels are 150%, 80%, 50%, 30% and 20% of the eligible participant’s base salary. Our Chief Executive Officer is the only participant at the 150% incentive level. All of our Named Executive Officers are at the 80% incentive level. In respect to our executives, it means that their overall cash compensation depends heavily on their actual bonus earned under the KEBP program.

     The Compensation Committee and the Board of Directors participate in the setting, scoring and approval of our Chief Executive Officer’s CSFs on a quarterly basis. Similarly, our Chief Executive Officer participates in the setting, scoring and approval of the CSFs of all other executive officers. CSFs are set for each fiscal quarter and for the year. CSFs are measurable goals for which minimum, or zero point, and maximum achievement levels are defined. They can be based on the time of completion of a goal or a defined deliverable. For example, an individual may set a CSF of $10 million in new product sales to a strategic customer with a zero point of $9 million. If the Company achieves $8.9 million in sales, zero points would be credited to that CSF, $9.5 million in sales would receive a 50% score and $10 million in sales would achieve a 100% score. CSFs are scored at the end of each quarter, except for annual CSFs, which are scored at the end of the fiscal year.

     The performance of the executive vice president that each KEBP participant reports to also has an impact on the individual’s potential payout. That is, the participant’s earned payout can be adjusted downward if his or her vice president’s CSF performance is less than 80%. For example, if a KEBP participant’s executive vice president scores a 64%, then regardless of the individual’s CSF achievement, the potential payout will be zero. If the KEBP participant’s executive vice president scores from 65–80%, then he or she will be eligible to 50% of what he or she would otherwise be entitled to, and if such executive vice president scores above 80%, then that person’s direct reports will be eligible for 100% of their available KEBP payout.

     The KEBP formula is driven very heavily by the Company’s fully diluted adjusted GAAP EPS performance. As with our PPSP, the KEBP only pays out when the Company is profitable, which is determined by comparing the actual EPS for a given period against the planned EPS for that same period. Therefore, if the Company performs well, there is a greater likelihood that the participant will earn money under the KEBP program. Conversely, if the Company does not perform well, the participant is not likely to earn a bonus, even if such participant has a high CSF score, thereby making a large portion of our executive officer’s compensation at risk. Our KEBP program clearly demonstrates our philosophy of pay for performance, especially against the Company’s plan for the applicable period.

     The principles above are set out in the KEBP formula below, which reflects how each bonus is determined:

ANNUAL BASE PAY	×	KEBP %	×	ACTUAL EPS	×	CSF %
5				PLAN EPS

     To be eligible for a KEBP payment, the participant must still be employed by the Company on the payment date. A participant who terminates employment prior to the payment date will forfeit the bonus, including all future payments. Quarterly payouts under KEBP are made in the quarter following the measuring period, and the payout for the annual target is made in the first quarter of the fiscal year following the measuring period.

     Payment of bonus amounts under our KEBP and the PPSP, and therefore total cash compensation, depends on the achievement of specified performance goals, or CSFs. Achievement of these CSFs would result in total cash compensation for fiscal 2006 to end up slightly above the targeted 50th percentile of the Cypress peer group, which our Compensation Committee and the Company believe is an appropriate range to enable Cypress to attract and retain key personnel and motivate our executives to meet Cypress’s business goals. As a result, the bonuses are targeted at a level that if achieved, and when combined with base salary, will result in total cash compensation to the executive in approximately the 50th percentile of Cypress’s peer companies. For fiscal 2006, Mr. Rodgers made recommendations to the Compensation Committee with respect to target bonus amounts, expressed as a percentage of base salary, for each of the Named Executive Officers other than himself. Except for Mr. Rodgers, whose bonus target remained at 150% base salary, each of our Named Executive Officer’s bonus target was set at 80% of annual base salary. In 2006, these recommended target bonus amounts were consistent with our intention to target total cash compensation at the 50th percentile level and were approved by the Compensation Committee as proposed. None of the Named Executive Officers achieved 100% of their cash bonus target in 2006.

     The following table shows the 2006 KEBP and PPSP bonuses earned by our Named Executive Officers:

	Q106		Q206		Q306		Q406		Annual
Name	KEBP	PPSP	KEBP	PPSP	KEBP	PPSP	KEBP	PPSP	KEBP	Total
T.J. Rodgers	$121,868	$2,412	$220,657	$6,703	$147,427	$7,067	$100,050	$6,413	$168,300	$780,897
Brad W. Buss	$39,712	$1,473	$58,265	$3,319	$44,481	$3,998	$27,296	$3,281	$42,636	$224,461
Paul Keswick	$44,019	$1,633	$51,505	$2,934	$39,715	$3,570	$29,352	$3,528	$43,338	$219,594
Christopher Seams	$53,461	$1,984	$70,633	$4,023	$55,115	$4,954	$34,246	$4,116	$54,685	$283,217
Norman Taffe	$39,367	$1,461	$49,656	$2,828	$33,260	$2,990	$23,174	$2,785	$15,469	$170,990

     The amount earned under the KEBP annual target in 2006 was paid to participants in the first quarter of 2007. Until fiscal year 2005, the amounts earned under KEBP annual target were paid in the first quarter of the second fiscal year following the quarter in which the bonus was earned. Therefore, in the first quarter of fiscal year 2007, the amounts earned under the 2005 KEBP annual target were paid to participants who were still employed by our Company at the time of payment. In 2006, the Compensation Committee revised the plan such that payments for KEBP annual target are paid in the quarter following the measuring period.

     The following table shows the 2005 KEBP bonuses paid to our Named Executive Officers in 2007:

Name	Second Half Annual KEBP 2005
T.J. Rodgers	$24,696
Brad W. Buss	$0
Paul Keswick	$8,474
Christopher Seams	$9,802
Norman Taffe	$7,394

Equity Based Compensation

Long-term Incentives

     Award of Stock Options and Restricted Stock Units

     Under our 1994 Stock Plan, we have the ability to provide our executive officers with long-term incentive awards through grants of stock options, restricted stock units and restricted stock awards.

     Stock options only provide value when the underlying share price increases; stock options directly align executives with stockholder interests. Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in Cypress and to share in stock value appreciation. The Company’s executive stock options typically have a five-year vesting period, in order to encourage a long-term perspective and to encourage our executives to remain at Cypress. All options to executive officers to date have been granted at the fair market value of Cypress’s common stock on the date of the grant. We believe that stock options are inherently a form of at-risk compensation, as the optionee does not receive any benefit unless Cypress’s stock price rises after the date that the option is granted, thus providing direct incentive for future performance.

     In 2006, we amended our equity award programs to proactively decrease stockholder dilution. Standard stock option award guidelines for new hires, equity, promotions and annual focal awards were generally reduced by 25%. In addition, we also introduced full value awards in the form of restricted stock units (RSU’s) for some selected new hires, equity and promotion awards as well as a component of the annual focal awards. RSU’s were awarded based on a conversion ratio of 1 RSU for each 3 options. For example, assume a mid-level engineer was eligible to receive 1,500 stock options in 2005 as part of the annual focal award process. During 2006 the option table was reduced by 25% so the standard award would now be 1,125 stock options. As mentioned above, during 2006 the focal award for this level was given in RSU’s at a conversion ratio of 3 to 1 so the actual grant for 2006 was 375 RSU’s. This is a net decrease in stockholder dilution of 75%.

     During our company-wide focal review completed in October 2006 for all employees and executive officers, other than our Chief Executive Officer, we introduced RSU’s as follows: all employees below director level received 100% of their equity awards in RSU’s; director level received 50% of their awards in stock options and 50% in RSU’s; all vice presidents and above were eligible to receive a combination of stock options and RSU’s with the amount of RSU’s not being more than 50% of the total award. In 2006, all executive officers received 50% of their awards in stock options and 50% in RSU’s.

     In approving these equity awards, we considered our compensation philosophy, the financial cost of the awards, impacts on stockholder dilution, the position and level of responsibility of each officer, our belief that stock options should be a significant part of the total mix of executive compensation, the number of options currently held by each officer and the level of options granted to them in prior years.

Cypress’s Policies With Respect to Equity Compensation Awards

Equity Grants, Timing and Pricing

     Equity awards may be granted by either the Compensation Committee of the Board of Directors or their delegate, the Chief Executive Officer. At Cypress, our Chief Executive Officer recommends to the Compensation Committee equity compensation amounts to be awarded to our executive officers and the Compensation Committee makes the final approval. The Compensation Committee, however, makes all equity awards to the Chief Executive Officer without his participation.

(a)

Standard Awards: Our standard awards include equity grants to new hires; promoted employees; or awards made due to an equity adjustment for all employees other than our Chief Executive Officer and executive officers. Awards begin to vest on the date of first anniversary of employment, effective date of promotion, or equity adjustment. All standard awards are priced at the closing market price on the eighth (8th) day of the month following the month of grant without regard to the current share price or to factors that may affect the future share price.

(b)

Non-Standard Awards: Non-standard awards include all other awards that do not fall under the standard award or the focal categories, and include any other award to our executive officers. All non-standard awards, except for our Chief Executive Officer, are typically recommended by management based on input and recommendations from Human Resources. With respect to our Chief Executive Officer, the Compensation Committee may also make such recommendation for equity awards to him, at its sole discretion.

All non-standard awards are presented by management to the Compensation Committee for its review and approval. If approved by the Compensation Committee, the exercise price of such award is the closing price of our stock on the date of the Compensation Committee’s approval. All grants are priced without regard to the current share price or to factors that may affect the future share price.

(c)

Focal Awards: Our focal awards generally occur once a year and the majority of all worldwide employees are eligible to participate. Our Human Resources Department works with the Compensation Committee and executive management to determine a budgeted number of shares and the award types. Upon completion of this process, the list is reviewed by executive management and the chief executive officer. The chief executive officer presents the final list of people eligible for awards and the number of shares to the Compensation Committee for its approval. Our executive officers, including our chief executive officer, do not have any role in selecting the timing of the awards or the price. The price of options granted under our focal awards is the closing price on the date of the Compensation Committee’s approval. All grants are priced without regard to the current share price or to factors that may affect the future share price.

     As long-term compensation, under our 1994 Stock Plan, we currently award restricted stock units or stock options to our employees at the time of hire, including executive officers. For all approval requests from our Chief Executive Officer to the Compensation Committee, the Compensation Committee makes the grants in its meetings, and the Chief Executive Officer does not have discretion to determine grant dates.

     Factors used to determine stock-based compensation include market practice, projected business needs, the projected impact of stockholder dilution, and the compensation expense we will incur under the new equity compensation accounting rules. During fiscal year 2006, we granted long-term incentive awards to Cypress’s executive officers based on the executive compensation review and individual and corporate performance, as determined by the Compensation Committee.

     Effective January 2, 2006, we adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective application transition method. Under the fair value recognition provisions of SFAS 123(R), we recognize stock-based compensation net of an estimated forfeiture rate and only recognize compensation cost for those shares expected to vest over the requisite service period of the awards.

     Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If our actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from what we have recorded in the current period.

     We have no program, plan or practice to coordinate equity grants with the release of material information. The Committee does not accelerate or delay equity grants in response to material information, nor do we delay the release of information due to plans for making equity grants.

Deferred Compensation and Other Benefit Plans

     In fiscal year 1995, we adopted a deferred compensation plan (Plan II), a legacy plan, which provides certain key employees, including our executive officers, with the option to defer the receipt of compensation in order to accumulate funds for retirement. Plan II is voluntary and is non-tax qualified. In 2005, we froze Plan II and established a new 2005 Deferred Compensation Plan (Plan I) which is more insurance-based, and intended to comply with new tax laws applying to such. Under Plan I, certain compensation may be deferred until termination or other specified dates participants may choose. Deferred amounts may be credited with earnings based on investment choices made available by the 401(k) Investment Plan Committee or the Deferred Compensation Plan Committee for this purpose. Certain participants’ beneficiaries are also eligible to receive a pre-retirement death benefit. All employees who are eligible to participate in the Key Employee Bonus Plan may participate in Plan I. Participants can defer up to 75% of their annual base salary and up to 100% of their cash bonuses or commissions they will earn in the following year.

     We do not match the contributions made by the employees or guarantee returns on their investments. As of December 31, 2006, deferred compensation plan obligations were $17.2 million under Plan I and $9.5 million under Plan II.

Other Compensation Matters

Pension Benefits

     None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. We do not offer such qualified or non-qualified defined benefit plans to our executives because we believe that such defined benefit plans are atypical for similar companies in both our industry and geographic region. We also currently do not provide any 401(k) matching contributions to any employees including executive officers. Our Compensation Committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Executive Officer Severance Arrangements

     We do not have any severance pay arrangements with any of our executive officers that would be triggered in the event of the termination of his or her employment for reasons of termination without cause, mutual agreement, or termination under a change in control or otherwise.

Change-in-Control Arrangements

     None of our executive officers are entitled to any special payment of benefits upon a change in control of Cypress. Discretionary equity awards for all employees under the 1994 Stock Plan or the 1999 Nonstatutory Stock Option Plan may, at the discretion of our Board of Directors or an authorized committee thereof, be accelerated upon a change in control.

Stock Ownership Guidelines

     We currently do not have stock ownership guidelines. We do recognize their importance and are considering establishing guidelines for our Company.

Perquisites

     The philosophy of the Company is to provide no material perquisites to executive officers. Executive officers receive no benefits that other companies may provide such as car, airplane, country club and financial planning benefits. Executive officers are eligible to participate in the Employee Stock Purchase Plan and receive similar health, dental, and insurance benefits, which are available to other employees.

Section 162(m) Treatment Regarding Performance-Based Equity Awards

     Our management and Compensation Committee have considered the implications of Section 162(m) of the Internal Revenue Code of 1986. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m). Only our Chief Executive Officer was paid compensation in excess of $1 million in fiscal year 2006.

     We currently intend to continue to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m). Our Compensation Committee intends to preserve the deductibility of compensation payable to our executives, although deductibility will be only one among a number of factors considered in determining appropriate levels or modes of compensation.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     We have reviewed and discussed the foregoing Compensation Discussion and Analysis (which is incorporated by reference in this report) with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Cypress’s Annual Report on Form 10-K for the year ended December 31, 2006.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Eric A. Benhamou, Chairman
Lloyd Carney
James R. Long

     DIRECTOR COMPENSATION

Fiscal Year Ended December 31, 2006

						Change in
						Pension Value
						and
	Fees					Nonqualified
	Earned or				Non-Equity	Deferred
	Paid in		Stock	Option	Incentive Plan	Compensation	All Other
	Cash		Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)		($)	($)(1)	($)	($)	($)	($)
T.J. Rodgers	0	(2)	0	0	N/A	N/A	0	0
W. Steve Albrecht	55,000		0	152,856	N/A	N/A	0	207,856
Eric A. Benhamou	63,000	(3)	0	145,228	N/A	N/A	0	208,228
Lloyd Carney	53,250	(4)	0	254,680	N/A	N/A	0	307,930
James R. Long	57,500	(5)	0	145,051	N/A	N/A	0	202,551
J. Daniel McCranie	93,000	(6)	0	215,825	N/A	0	108,925(7)	417,750
Alan F. Shugart	11,250	(8)	0	88,782	N/A	N/A	0	100,032
Evert van de Ven	105,000	(9)	0	249,950	N/A	N/A	0	354,950

(1)

Amounts shown do not reflect compensation actually received by our directors. Instead, the amount shown reflects the grant date compensation cost of awards of stock options to our directors recognized by our Company during fiscal year 2006 for financial reporting purposes under SFAS 123(R). The assumptions used to calculate the value of stock awards are set forth under Note 7 (Stock-Based Compensation), Notes of Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for fiscal year 2006 filed with the SEC on March 1, 2007.

(2)	Mr. Rodgers does not receive any remuneration for Board services, but he receives remuneration as Chief Executive Officer.

(3)	Amount includes $5,500 paid to Mr. Benhamou as a one-time special board committee fee for a special assignment by the Board.

(4)	Amount includes $2,000 paid to Mr. Carney as a one-time special board committee fee for a special assignment by the Board.

(5)	Amount includes $5,000 paid to Mr. Long as a one-time special board committee fee for a special assignment by the Board.

(6)	Amount includes $5,500 paid to Mr. McCranie as a one-time special board committee fee for a special assignment by the Board.

(7)	Amount represents distributions made in 2006 to Mr. McCranie under our Deferred Compensation (Plan II).

(8)	Mr. Shugart retired from our Board in May 2006.

(9)	Amount includes $2,500 paid to Mr. van de Ven as a one-time special board committee fee for a special assignment by the Board.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information regarding compensation earned during fiscal year 2006 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, who we refer to collectively as our Named Executive Officers.

     Our executive officers do not have employment contracts. They are not guaranteed salary increases or cash bonus amounts. We provide no pension benefits and do not match 401(k) contributions. We do not guarantee a return or provide above-market returns on compensation that has been deferred. We have not repriced any stock options in 2006, and we do not grant reload options. Executive officers receive no benefits or perquisites that are not available to other employees. We believe our compensation program holds our executive officers accountable for the financial and competitive performance of Cypress, and for their individual contribution toward that performance.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other	Total
Principal		Salary(1)	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation	Compensation
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
T.J. Rodgers
President, Chief
Executive	2006	572,825	0	350,578	2,977,185	785,898	478,763	N/A	5,165,249
Officer and
Director

Brad W. Buss
Executive Vice
President,
Finance and	2006	302,596	0	6,080	873,203	224,461	N/A	N/A	1,406,340
Administration,
Chief Financial
Officer

Paul Keswick
Executive Vice
President,	2006	297,098	0	5,700	377,390	223,343	N/A	N/A	903,531
New Product
Development

Christopher
Seams,
Executive Vice
President,	2006	363,066	0	5,130	544,858	283,217	14,708	50,000(6)	1,260,979
Sales,
Marketing and
Operations

Norman Taffe
Executive Vice
President,
Consumer and	2006	280,476(7)	0	5,320	400,769	170,990	8,621	36,503	902,679
Computation
Division

(1)	Represents actual salary earned in 2006, and reflects annual salary increases in fiscal year 2006. Salary includes base pay and payment in respect of accrued vacation and holidays.

(2)

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead the amount shown reflects the grant date compensation cost of awards of restricted stock units to our Named Executive Officers recognized by our Company during fiscal year 2006 for financial reporting purposes under SFAS 123(R), excluding forfeiture assumption. The assumptions used to calculate the value of stock awards are set forth under Note 7 (Stock- Based Compensation) Notes of Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for fiscal year 2006 filed with the SEC on March 1, 2007.

(3)

Amounts shown do not reflect the compensation actually received by the Named Executive officer, but reflect the grant date compensation cost of awards of stock options to our Named Executive Officers recognized by our Company during fiscal year 2006 for financial reporting purposes under SFAS 123(R), excluding forfeiture assumption. The assumptions used to calculate the value of stock awards are set forth under Note 7 (Stock-Based Compensation) Notes of Consolidated Financial Statements included in our Company’s Annual Report on Form 10-K for fiscal year 2006 filed with the SEC on March 1, 2007.

(4)

Includes bonus amounts earned under our Key Employee Bonus Plan (“KEBP”) and bonuses earned under our Performance Profit Sharing Plan (“PPSP”). Bonuses under our KEBP and PPSP are paid in arrears of the quarter in which earned. The amounts earned are paid out in the fiscal quarter following the year earned, provided the employee is still employed by Cypress at the time of the payout, subject to conditions specified under the Plan. Also shows $5,000 and $3,750 paid to Messrs. Rodgers and Keswick under our Patent Award Program.

(5)

Amount represents above-market or preferential earnings during 2006 on compensation that was deferred in or prior to fiscal year 2006 under our 1995 Deferred Compensation Plan (Plan II) and 2005 Deferred Compensation Plan (Plan I).

(6)	Represents cash distribution made to Mr. Seams in 2006 under our deferred compensation plans.

(7)	Of this amount, Mr. Taffe deferred the receipt of $28,216 under our Deferred Compensation (Plan I).

     The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2006, which ended December 31, 2006. The option awards and the unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year-End table on the following page.

GRANTS OF PLAN-BASED AWARDS

Fiscal Year Ended December 31, 2006

								All Other	All Other
		Estimated Future Payouts			Estimated Future Payouts Under			Stock	Option
		Under Non-Equity Incentive Plan			Equity Incentive			Awards:	Awards:	Exercise	Grant Date
		Awards(1)			Plan Awards			Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock and
								Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(2)	Options(3)	Awards	Awards
Name and Principal Position	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/SH)	($)
T.J. Rodgers	6/30/06	N/A	N/A	N/A	N/A	N/A	N/A	0	425,000	14.54	3,333,395
President, Chief Executive	6/30/06	N/A	N/A	N/A	N/A	N/A	N/A	100,000	0	0.00	1,454,000
Officer and Director	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0	0	0.00	0
Brad W. Buss	10/27/06	N/A	N/A	N/A	N/A	N/A	N/A	0	32,000	16.43	241,887
Executive Vice President,	10/27/06	N/A	N/A	N/A	N/A	N/A	N/A	10,667	0	0.00	175,259
Finance and Administration,	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0	0	0.00	0
Chief Financial Officer
Paul Keswick	10/27/06	N/A	N/A	N/A	N/A	N/A	N/A	0	30,000	16.43	226,768
Executive Vice President,	10/27/06	N/A	N/A	N/A	N/A	N/A	N/A	10,000	0	0.00	164,300
New Product Development	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0	0	0.00	0
Christopher Seams	10/27/06	N/A	N/A	N/A	N/A	N/A	N/A	0	27,000	16.43	204,091
Executive Vice President,	10/27/06	N/A	N/A	N/A	N/A	N/A	N/A	9,000	0	0.00	147,870
Sales, Marketing and	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0	0	0.00	0
Operations
Norman Taffe	10/27/06	N/A	N/A	N/A	N/A	N/A	N/A	0	28,000	16.43	211,651
Executive Vice President,	10/27/06	N/A	N/A	N/A	N/A	N/A	N/A	9,333	0	0.00	153,341
Consumer and Computation	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0	0	0.00	0
Division

(1)

There are no outstanding future payments under our Key Employee Bonus Plan (“KEBP”). Since the plan was amended in 2006, all amounts earned under our KEBP program are paid in the quarter after which they were earned. The annual component is paid in the quarter following the fiscal year in which it was earned.

(2)

In 2006 our Named Executive Officers, except our Chief Executive Officer, received 50% of their annual equity award in restricted stock units and 50% in stock option grants. Restricted stock unit awards granted under our 1994 Stock Plan typically vest annually over a five-year period of employment. Except for the grant made to Mr. Rodgers, all of the restricted stock awards described in this column were granted under our 1994 Stock Plan and have these terms. Mr. Rodgers’ award of 100,000 restricted stock units was a one-time special transaction bonus granted to Mr. Rodgers for the successful initial public offering of SunPower Corporation, a majority-owned subsidiary of Cypress. The shares vest over a two-year period from the date of grant, with a one-year cliff.

(3)

All stock option grants described in this column were made under our 1994 Stock Plan and typically have a ten-year term, vest over a five-year period of employment and have an exercise price equal to 100% of the fair market value of the shares on the grant date. Mr. Rodgers’ stock option grant occurred in June as part of a review of his total compensation by the Compensation Committee and our Board, and was approved by the Compensation Committee at a scheduled meeting. All employees, including executive officers, other than Mr. Rodgers, received stock option awards during our annual focal review in October 2006. These awards were all approved by the Compensation Committee at a scheduled meeting.

OUTSTANDING EQUITY AWARDS

Fiscal Year End December 31, 2006

	Option Awards(1)					Stock Awards(2)
			Equity					Equity
			Incentive Plan					Incentive Plan	Equity Incentive
			Awards:					Awards:	Plan Awards:
	Number of	Number of	Number of					Number of	Market or Payout
	Securities	Securities	Securities			Number of	Market Value	Unearned	Value of
	Underlying	Underlying	Underlying			Shares of	of Shares or	Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Units of	Units of Stock	or Other Rights	Units or Other
	Options	Options	Unearned	Exercise	Option	Stock	that Have Not	that Have Not	Rights that Have
Name and Principal	(#)	(#)	Options	Price	Expiration	Unvested	Vested	Vested	Not Vested
Position	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
T.J. Rodgers	200,000	0	0	8.37	09/17/08	0	0	0	0
President, Chief	300,000	0	0	16.73	03/16/11	0	0	0	0
Executive Officer and	300,000	0	0	21.50	09/30/09	0	0	0	0
Director	400,000	0	0	23.19	12/14/10	0	0	0	0
	250,000	50,000	0	10.50	08/07/12	0	0	0	0
	151,666	198,334	0	21.34	01/02/14	0	0	0	0
	205,333	74,667	0	7.56	04/11/13	0	0	0	0
	116,666	233,334	0	14.55	02/25/15	0	0	0	0
	269	466	0	36.38	02/25/15	0	0	0	0
	472	816	0	14.55	02/25/15	0	0	0	0
	200,000	0	0	11.56	10/23/07	0	0	0	0
	253,328 (3)	126,672 (3)	0	11.40	02/03/15	0	0	0	0
	35,416	389,584	0	14.54	06/30/16	0	0	0	0
	0	0	0	0.00	N/A	100,000 (4)	1,687,000	0	0
Brad W. Buss	60,000	165,000	0	15.23	08/15/15	0	0	0	0
Executive Vice	5,000 (5)	70,000 (5)	0	15.23	08/15/15	0	0	0	0
President, Finance and	1,066	30,934	0	16.43	10/27/16	0	0	0	0
Administration, Chief	0	0	0	0.00	N/A	10,667	179,952	0	0
Financial Officer
Paul Keswick	36,000	0	0	10.00	02/12/08	0	0	0	0
Executive Vice	64,000	0	0	8.37	09/17/08	0	0	0	0
President, New	50,000	0	0	16.73	03/16/11	0	0	0	0
Product Development	50,000	0	0	21.50	09/30/09	0	0	0	0
	50,000	0	0	23.19	12/14/10	0	0	0	0
	75,000	15,000	0	6.44	10/01/12	0	0	0	0
	7,500	2,500	0	6.44	10/01/12	0	0	0	0
	33,750	11,250	0	7.37	03/27/13	0	0	0	0
	26,000	34,000	0	19.60	10/23/13	0	0	0	0
	20,000	40,000	0	14.55	02/25/15	0	0	0	0
	65,000	0	0	11.56	10/23/07	0	0	0	0
	1,000	29,000	0	16.43	10/27/16	0	0	0	0
	0	0	0	0.00	N/A	10,000	168,700	0	0

	Option Awards(1)					Stock Awards(2)
			Equity					Equity
			Incentive Plan					Incentive Plan	Equity Incentive
			Awards:					Awards:	Plan Awards:
	Number of	Number of	Number of					Number of	Market or Payout
	Securities	Securities	Securities			Number of	Market Value	Unearned	Value of
	Underlying	Underlying	Underlying			Shares of	of Shares or	Shares, Units	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option		Units of	Units of Stock	or Other Rights	Units or Other
	Options	Options	Unearned	Exercise	Option	Stock	that Have Not	that Have Not	Rights that Have
Name and Principal	(#)	(#)	Options	Price	Expiration	Unvested	Vested	Vested	Not Vested
Position	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Christopher Seams	8,667	0	0	9.75	01/29/08	0	0	0	0
Executive Vice	7,077	0	0	9.75	01/29/08	0	0	0	0
President, Sales,	8,867	0	0	8.37	09/17/08	0	0	0	0
Marketing and	35,834	0	0	8.06	03/29/09	0	0	0	0
Operations	144,000	0	0	16.84	10/08/11	0	0	0	0
	40,000	0	0	16.84	10/08/11	0	0	0	0
	150,000	30,000	0	6.44	10/01/12	0	0	0	0
	33,333	6,667	0	6.44	10/01/12	0	0	0	0
	67,500	22,500	0	7.56	04/11/13	0	0	0	0
	4,700	0	0	17.15	08/22/13	0	0	0	0
	12,272	1,428	0	9.30	05/19/13	0	0	0	0
	39,000	51,000	0	21.34	01/02/14	0	0	0	0
	23,333	46,667	0	14.55	02/25/15	0	0	0	0
	900	26,100	0	16.43	10/27/16	0	0	0	0
	0	0	0	0.00	N/A	9,000	151,830	0	0
Norman Taffe	4,224	0	0	9.75	01/29/08	0	0	0	0
Executive Vice	8,900	0	0	22.15	07/16/11	0	0	0	0
President, Consumer	9,500	0	0	21.34	07/09/11	0	0	0	0
and Computation	6,500	0	0	9.62	02/25/09	0	0	0	0
Division	8,755	0	0	21.50	09/30/09	0	0	0	0
	9,000	0	0	16.84	10/08/11	0	0	0	0
	3,000	1,500	0	6.44	10/01/12	0	0	0	0
	1,666	834	0	6.44	10/01/12	0	0	0	0
	3,164	2,261	0	7.37	03/27/13	0	0	0	0
	4,333	5,667	0	19.60	10/23/13	0	0	0	0
	5,000	10,000	0	14.55	02/25/15	0	0	0	0
	4,750	10,250	0	13.72	06/08/15	0	0	0	0
	17,333	47,667	0	16.24	09/06/15	0	0	0	0
	4,000	16,000	0	14.16	12/08/15	0	0	0	0
	933	27,067	0	16.43	10/27/16	0	0	0	0
	0	0	0	0.00	N/A	9,333	157,447	0	0

(1)

All stock option awards described in this table were made under our 1994 Stock Plan. Except as noted under footnotes 3 and 5, options granted under our 1994 Stock Plan typically have a ten-year term, vest over a five-year period of employment and have an exercise price equal to market value on the date of grant.

(2)

All restricted stock unit (RSU) awards described in this table were made under the 1994 Stock Plan. Except for the 100,000 RSUs awarded to Mr. Rodgers, which vest annually over two years, restricted stock typically have a ten-year term, and vest annually over a five-year period of employment, with a one-year cliff.

(3)

Mr. Rodgers was granted options to purchase a total of 380,000 shares of common stock in February 2005. These 380,000 stock options vest quarterly over 12 fiscal quarters, subject to accelerated vesting if certain performance conditions are met.

(4)

In recognition of his outstanding contribution and the value that was created as a result of the SunPower IPO, Mr. Rodgers received a one-time award of 100,000 restricted stock units that vest annually over two (2) years. The restricted stock units will completely vest on June 30, 2007.

(5)	Stock option awards granted to Mr. Buss start vesting one year from the date of grant, vest monthly over five (5) years thereafter, and expire ten (10) years from the date of grant.

OPTION EXERCISES AND STOCK VESTING

Fiscal Year Ended December 31, 2006

	Option Awards		Stock Awards

			Number of Shares
	Number of Shares	Value Realized Upon	Acquired Upon	Value Realized Upon
Name of Executive	Acquired on Exercise	Exercise(2)	Vesting	Vesting
Officer	(#)	($)	(#)	($)
T.J. Rodgers	300,000 (1)	1,704,000	0	0
Brad W. Buss	0	0	0	0
Paul Keswick	21,000	147,000	0	0
Christopher Seams	6,493	40,660	0	0
Norman Taffe	0	0	0	0

(1)	Mr. Rodgers exercised and purchased the underlying shares and continues to hold these shares.

(2)	Value is the difference between the option exercise price and the sale price of the underlying shares multiplied by the number of shares covered by the option.

NON-QUALIFIED DEFERRED COMPENSATION

Fiscal Year Ended December 31, 2006

	Executive	Registrant	Aggregate
	Contribution in	Contribution	Earnings	Aggregate
	the Last Fiscal	in the Last	in the Last	Withdrawals/	Aggregate Balance at
Name of Executive	Year	Fiscal Year	Fiscal Year	Distributions	Last Fiscal Year End
Officer	($)	($)	($)	($)	($)
T.J. Rodgers	0	0	478,763	0	2,892,519
Brad W. Buss	0	0	0	0	0
Paul Keswick	0	0	0	0	0
Christopher Seams	0	0	14,708	50,000	492,300
Norman Taffe	28,216(1)	0	8,621	36,503	211,221

(1)

Mr. Taffe contributed this amount under our Deferred Compensation (Plan I), which provides certain key employees, including our executive officers, with the option to defer receipt of compensation in order to accumulate funds for retirement. Our Deferred Compensation (Plan I) is a voluntary, non-tax qualified plan. Under this Plan, compensation may be deferred until termination or other specified dates the participant chooses. Deferred amounts may be credited with earnings based on the performance of investment choices made available by the 401(k) Investment Plan Committee.

OTHER DISCLOSURES

Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee was or is one of our officers or employees.

Certain Relationships and Related Transactions

     Apart from service on our Board, there are no additional relationships between our directors and our Company, nor are there any related party transactions between our directors and our Company.

Indebtedness of Executive Officers

     In 2001, prior to the Sarbanes-Oxley Act of 2002, we offered our employees loans under the stockholder-approved 2001 Employee Stock Purchase Assistance Plan. Christopher A. Seams, our Executive Vice President of Sales, Marketing, and Operations, made a one-time purchase of 54,500 shares of our common stock under this plan in 2001. As of February 28, 2007, Mr. Seams was indebted to us in the principal amount of $1,154,095, plus accrued interest outstanding in the amount of $283,085. The principal amount of the loan did not exceed this amount in the fiscal year 2006. We charge interest to Mr. Seams currently at a rate of 4.88% per annum, adjusted quarterly in accordance with the IRS permitted rates.

     In 2001, prior to the Sarbanes-Oxley Act of 2002 and before Mr. Seams became a 16(b) officer, the Company gave a loan to Mr. Seams in the amount of $16,000 to purchase shares of common stock in Cypress’s Silicon Magnetic Systems (SMS). The principal amount of the loan did not exceed $16,000 in the fiscal year F2006.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) forms that they file.

     Based solely on our review of the copies of such forms received by us, we believe that during the fiscal year ended December 31, 2006, with the exception of a late Form 4 filing for shares gifted by Mr. Albrecht, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied.

OTHER MATTERS

     We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

     It is important that your stock be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope provided or to vote by telephone or over the Internet at your earliest convenience.

FOR THE BOARD OF DIRECTORS

Brad W. Buss
Corporate Secretary

Dated: March 28, 2007

APPENDIX A
TO THE PROXY STATEMENT

CYPRESS SEMICONDUCTOR CORPORATION
1994 STOCK PLAN

(As amended and restated on May 3, 2007)

1.	PURPOSES OF THE PLAN. THE PURPOSES OF THIS STOCK PLAN ARE:

  to promote the long term success of the Company’s business;

  to attract and retain the best available personnel for positions of substantial responsibility; and

  to provide long term incentive to Employees, Consultants and Outside Directors that is aligned with the long term interest of all shareholders.

2.	COMPONENTS OF THE PLAN. THE PLAN PROVIDES FOR:

  the discretionary granting of Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units to Employees, Consultants and Outside Directors, which Options may be either Incentive Stock Options (for Employees only) or Nonstatutory Stock Options, as determined by the Administrator at the time of grant; and

  the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units to Outside Directors pursuant to an automatic, non-discretionary formula.

3.	STOCK SUBJECT TO THE PLAN. As of March 1, 2007, a total of 16.1 million stock options and 1 million restricted stock shares or units were available for future issuance under the plan. As of the date of the approval of the amended and restated Plan by the Board of Directors, subject to section 16 of the plan, the number of Shares available for issuance under the Plan shall be reduced so that the maximum aggregate number of Shares that may be issued under the Plan is 15.3 million Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Any Shares subject to Options or Stock Appreciation Rights shall be counted against the numerical limits of this section 3 as one Share for every Share subject thereto. Any Shares of Restricted Stock or Restricted Stock Units with a per Share or unit purchase price lower than 100% of Fair Market Value on the date of grant shall be counted against the numerical limits of this section 3 as 1.88 Shares for every one Share subject thereto. To the extent that a Share that was subject to an Award that counted as 1.88 Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this section 3, the Plan shall be credited with 1.88 shares.

Subject to section 16 of the Plan, if any Shares that have been subject to an Option or SAR (whether granted under this Plan or the Terminated Plans) cease to be subject to such Option or SAR (other than through exercise of the Option or SAR), or if any Option or SAR granted hereunder or thereunder is forfeited, or any Option or SAR otherwise terminates prior to the issuance of Common Stock to the Participant, the Shares that were subject to such Option or SAR shall again be available for distribution in connection with future awards under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan upon exercise of an Option shall not in any event be returned to the Plan and shall not become available for future distribution under the Plan. With respect to SARs, when an SAR is exercised, the full number of shares subject to the SAR or portion thereof being exercised shall be counted against the numerical limits of this section 3 above as one Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise. For example, if an SAR covering 100 shares is exercised by a Participant and the Participant receives 80 Shares (with 20 Shares withheld to cover the SAR exercise price), the Plan Share reserve shall be debited the full 100 Shares and such Shares will not be available for future distribution under the Plan. Similarly, if Shares are withheld to satisfy the minimum statutory withholding obligations arising in connection with the vesting, exercise or issuance of any Award (or delivery of the related Shares), such withheld Shares will not be available for future issuance under the Plan.

Shares of Restricted Stock (including Restricted Stock Units) that do not vest and thus are forfeited back to or repurchased by the Company shall become available for future grant or sale under the Plan (unless the Plan has terminated). Shares of Restricted Stock or Restricted Stock Units that vest shall not in any event be returned to the Plan and shall not become available for future distribution under the Plan.

Notwithstanding the foregoing and, subject to adjustment as provided in section 16 of the Plan, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in the first paragraph of section 3, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to the second and third paragraphs of this section 3.

4.	ADMINISTRATION OF THE PLAN.

	4.1	Procedure.

		4.1.1	Multiple Administrative Bodies. The Plan may be administered by different Committees with respect to different groups of Employees, Consultants and Directors.

		4.1.2	Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

		4.1.3	Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

		4.1.4	Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which Committee shall be constituted to satisfy Applicable Laws.

		4.1.5	Administration With Respect to Automatic Option Grants to Outside Directors. Automatic Option grants to Outside Directors shall be pursuant to a non-discretionary formula as set forth in section 10 hereof and therefore shall not be subject to any discretionary administration.

	4.2	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

		4.2.1	to determine the Fair Market Value of the Common Stock, in accordance with subsection 23.19 of the Plan;

		4.2.2	to select the Consultants, Employees and Outside Directors to whom Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units may be granted hereunder;

		4.2.3	to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units are granted hereunder;

		4.2.4	to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

		4.2.5	to approve forms of agreement, including electronic forms, for use under the Plan;

		4.2.6	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or SARs may be exercised and when Restricted Stock or Restricted Stock Units vest or are issued (which may, in either case, be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

		4.2.7	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

		4.2.8	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

		4.2.9	to modify or amend each Award (subject to subsection 18.3 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan (but not longer than the original Option or SAR term);

		4.2.10	to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or SAR or the vesting or issuance of Restricted Stock or Restricted Stock Units that number of Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

		4.2.11	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

		4.2.12	to determine the terms and restrictions applicable to Awards; and

		4.2.13	to make all other determinations deemed necessary or advisable for administering the Plan.

	4.3	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants and any other holders of Awards.

5.	ELIGIBILITY.

	5.1	Discretionary Awards. Nonstatutory Stock Options, SARs, Restricted Stock and Restricted Stock Unit Awards may be granted to Employees, Consultants and Outside Directors. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee, Consultant or Outside Director who has been granted an Award may be granted additional Awards.

	5.2	Outside Director Options. Outside Directors shall also receive automatically granted Options pursuant to section 10 hereof.

6.	LIMITATIONS.

	6.1	Each Option shall be designated in the Notice of Grant or Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value:

		6.1.1	of Shares subject to a Participant’s incentive stock options granted by the Company, any Parent or Subsidiary, which

		6.1.2	become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6.1.2, incentive stock options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.

	6.2	Neither the Plan nor any Award shall confer upon any Participant any right with respect to continuing the Participant’s employment or consulting relationship or tenure as a director with the Company, nor shall they interfere in any way with the Participant’s, the Company’s, or the Company’s stockholders’, right to terminate such employment or consulting relationship or tenure as a Director with the Company at any time, with or without cause.

	6.3	The following limitations shall apply to grants of Options and SARs to Employees:

		6.3.1	No Employee shall be granted, in any fiscal year of the Company, Options and SARs to purchase, in the aggregate, more than 1,000,000 Shares.

		6.3.2	The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in subsection 16.1.

		6.3.3	If an Option or SAR is cancelled (other than in connection with a transaction described in section 16), the cancelled Option or SAR will be counted against the limit set forth in subsection 6.3.1. For this purpose, if the exercise price of an Option or SAR is reduced (which would require prior stockholder approval pursuant to section 22 hereof), the transaction will be treated as a cancellation of the Option or SAR and the grant of a new Option or SAR.

7.	TERM OF PLAN. The Plan became effective upon the date, in 2004, of its approval by the Board of Directors. It shall continue in effect for a term of ten (10) years thereafter unless terminated earlier under Section 16 of the Plan.

8.	TERM OF OPTION OR SAR. The term of each Option or SAR shall be eight (8) years from the date of grant or such shorter term as may be provided in the Notice of Grant, Option or SAR agreement. In the case of an incentive stock option granted to a participant who, at the time the incentive stock option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the company or any parent or subsidiary, the term of the incentive stock option shall be five (5) years from the date of grant or such shorter term as may be provided in the notice of grant or option agreement.

9.	OPTION AND SAR EXERCISE PRICE; OPTION CONSIDERATION.

	9.1	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option or SAR shall be determined by the Administrator, subject to the following:

		9.1.1	In the case of an Incentive Stock Option

			9.1.1.1	granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

			9.1.1.2	granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than one hundred (100%) of the Fair Market Value per Share on the date of grant.

		9.1.2	In the case of a Nonstatutory Stock Option or an SAR, the per Share exercise price shall be no less than one hundred percent (100%) of Fair Market Value per Share on the date of grant.

	9.2	Waiting Period and Exercise Dates. At the time an Option or SAR is granted, the Administrator shall fix the period within which the Option or SAR may be exercised and shall determine any conditions which must be satisfied before the Option or SAR may be exercised. In so doing, the Administrator may specify that an Option or SAR may not be exercised until the completion of a service period or until certain performance milestones are achieved.

	9.3	Form of Option Consideration. Except with respect to automatic stock option grants to Outside Directors, the Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such form of consideration shall be set forth in the Notice of Grant or Option Agreement and may, as determined by the Administrator (and to the extent consistent with Applicable Laws), consist entirely of:

		9.3.1	cash;

		9.3.2	check;

		9.3.3	promissory note;

		9.3.4	other previously-owned Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

		9.3.5	delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price;

		9.3.6	any combination of the foregoing methods of payment; or

		9.3.7	such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.	AUTOMATIC STOCK OPTION GRANTS TO OUTSIDE DIRECTORS.

	10.1	Procedure for Grants. All grants of Options to Outside Directors under this section 10 shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

	10.1.1	No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

	10.1.2	Each Outside Director shall be automatically granted an Option to purchase 80,000 Shares (the “First Option”) upon the date on which such person first becomes a Director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy.

	10.1.3	At each of the Company’s annual stockholder meetings (A) each Outside Director who was an Outside Director on the date of the prior year’s annual stockholder meeting shall be automatically granted an Option to purchase 20,000 Shares, and (B) each Outside Director who was not an Outside Director on the date of the prior year’s annual stockholder meeting shall receive an option covering the number of Shares determined by multiplying 20,000 Shares by a fraction, the numerator of which is the number of days since the Outside Director received their First Option, and the denominator of which is 365, rounded down to the nearest whole Share.

	10.1.4	Notwithstanding the provisions of subsections 10.1.2 and 10.1.3 hereof, in the event that an automatic grant hereunder would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased upon exercise of Options to exceed the number of Shares available for issuance under the Plan, then each such automatic grant shall be for that number of Shares determined by dividing the total number of Shares remaining available for grant by the number of Outside Directors on the automatic grant date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan.

	10.1.5	The terms of an Option granted hereunder on or after the date of the 2007 Company annual stockholder meeting shall be as follows:

		10.1.5.1	the term of the Option shall be eight (8) years.

		10.1.5.2	the Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in subsection 10.3 hereof.

		10.1.5.3	the exercise price per Share shall be 100% of the Fair Market Value per Share on the date of grant of the Option.

		10.1.5.4	the Option shall become exercisable as to 1/60th of the covered Shares each month, so as to become 100% vested on the five year anniversary of the grant date, subject to the Participant maintaining Continuous Status as a Director on each vesting date.

10.2	Consideration for Exercising Outside Director Stock Options. The consideration to be paid for the Shares to be issued upon exercise of an automatic Outside Director Option shall consist entirely of cash, check, other Shares of previously owned Common Stock which have a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, and, for Options granted on or after the 2004 Company annual stockholder meeting, to the extent permitted by Applicable Laws, delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or any combination of such methods of payment.

10.3	Post-Directorship Exercisability.

	10.3.1	Termination of Status as a Director. If an Outside Director ceases to serve as a Director, he may, but only within ninety (90) days, or, for Options granted on or after the 2004 Company annual stockholder meeting, within one year, after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise an Option at the date of such termination, or if he or she does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

		10.3.2	Disability of Director. Notwithstanding the provisions of subsection 10.3.1 above, in the event a Director is unable to continue his or her service as a Director with the Company as a result of his or her Disability, he or she may, but only within six (6) months, or, for Options granted on or after the 2004 Company annual stockholder meeting, within one year, from the date of termination, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he or she does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

		10.3.3	Death of Director. In the event of the death of a Participant:

			10.3.3.1	during the term of the Option who is at the time of his death a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Option, the Option may be exercised, at any time within six (6) months, or, for Options granted on or after the 2004 Company annual stockholder meeting, within one year, following the date of death, by the Director’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Participant continued living and remained in Continuous Status a Director for twelve (12) months after the date of death; or

			10.3.3.2	within thirty (30) days after the termination of Continuous Status as a Director, the Option may be exercised, at any time within six (6) months, or, for Options granted on or after the 2004 Company annual stockholder meeting, within one year, following the date of death, by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

11.	EXERCISE OF OPTION OR SAR.

	11.1	Procedure for Exercise; Rights as a Stockholder. Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option or SAR Agreement. An Option or SAR may not be exercised for a fraction of a Share.

An Option or SAR shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) for Options only, full payment for the Shares with respect to which the Option is exercised. Full payment for Options may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option or SAR shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option or SAR. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option or SAR is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in section 16 of the Plan.

Exercising an Option or SAR in any manner shall decrease the number of Shares thereafter available for sale under the Option or SAR by the number of Shares as to which the Option or SAR is exercised.

	11.2	Termination of Service. Upon termination of a Participant’s Continuous Status as an Employee, Consultant or Director, other than upon the Participant’s death or Disability, the Participant may exercise the Option or SAR, but only within such period of time as is specified in the Notice of Grant, Option or SAR Agreement, and, unless otherwise determined by the Administrator, only to the extent that the Participant was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant or Option Agreement). In the absence of a specified time in the Notice of Grant, Option or SAR Agreement, the Option or SAR shall remain exercisable for thirty days following the Participant’s termination of Continuous Status as an Employee, Consultant or Director. If, at the date of termination, the Participant is not entitled to exercise the entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after termination, the Participant does not exercise the Option or SAR within the time specified by the Administrator, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

	11.3	Disability of Participant. In the event that a Participant’s Continuous Status as an Employee, Consultant or Director terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR at any time within six (6) months or such other period of time not exceeding twelve (12) months, as is specified in the Notice of Grant, Option or SAR Agreement, except in the case of automatic stock option grants to Outside Directors, which shall be exercised as specified in section 10. Unless otherwise determined by the Administrator, any such Options or SARs may only be exercised to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant, Option or SAR Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option or SAR within the time specified herein, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan.

	11.4	Death of Participant. In the event of the death of a Participant (other than an Outside Director with respect to his or her automatic stock option grant):

		11.4.1	during the term of the Option or SAR who is at the time of his or her death an Employee, Consultant or Director of the Company and who shall have been in Continuous Status as an Employee, Consultant or Director since the date of grant of the Option or SAR, the Option or SAR may be exercised, at any time within six (6) months following the date of death, by the Participant’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Participant continued living and remained in Continuous Status as an Employee, Consultant or Director for twelve (12) months after the date of death; or

		11.4.2	within thirty (30) days after the termination of Continuous Status as an Employee, Consultant or Director, the Option or SAR may be exercised, at any time within six (6) months following the date of death, by the Participant’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

12.	STOCK APPRECIATION RIGHTS.

	12.1	The SAR shall entitle the Participant, by exercising the SAR, to receive from the Company an amount equal to the excess of (x) the Fair Market Value of the Common Stock covered by exercised portion of the SAR, as of the date of such exercise, over (y) the Fair Market Value of the Common Stock covered by the exercised portion of the SAR, as of the date on which the SAR was granted; provided, however, that the Administrator may place limits on the amount that may be paid upon exercise of a SAR; and

	12.2	SARs shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Participant’s Award Agreement;

	12.3	Form of Payment. The Company’s obligation arising upon the exercise of a SAR may be paid in Common Stock or in cash, or in any combination of Common Stock and cash, as the Administrator, in its sole discretion, may determine, but only as specified in the Notice of Grant or SAR Agreement. Shares issued upon the exercise of a SAR shall be valued at their Fair Market Value as of the date of exercise.

	12.4	Rule 16b-3. SARs granted hereunder shall contain such additional restrictions as may be required to be contained in the Plan or Award Agreement in order for the SAR to qualify for the maximum exemption provided by Rule 16b-3.

13.	RESTRICTED STOCK/RESTRICTED STOCK UNITS.

	13.1	Grant of Restricted Stock/Restricted Stock Units. Subject to the terms and conditions of the Plan, Restricted Stock or Restricted Stock Units may be granted to Employees, Consultants and Outside Directors at any time and from time to time as shall be determined by the Administrator, in its sole discretion. The Administrator shall have complete discretion to determine (i) the number of Shares subject to a Restricted Stock or Restricted Stock Unit Award granted to any Participant (provided that during any Fiscal Year, no Participant shall receive more than 800,000 Shares in the aggregate of Restricted Stock or Restricted Stock Unit Awards) (ii) whether the form of the award shall be Shares or rights to acquire Shares (i.e., Restricted Stock Units), and (iii) the conditions that must be satisfied, which may include or consist entirely of performance-based milestones, upon which is conditioned the grant or vesting of Restricted Stock or Restricted Stock Units. For Restricted Stock Units, each such unit shall be the equivalent of one Share of Common Stock for purposes of determining the number of Shares subject to an Award. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Restricted Stock or Restricted Stock Unit, notwithstanding its vesting. The Company shall issue (or cause to be issued) such stock certificate promptly after the Restricted Stock or Restricted Stock Unit vests. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in section 16 of the Plan.

	13.2	Other Terms. The Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of Restricted Stock and Restricted Stock Unit Awards granted under the Plan. Restricted Stock and Restricted Stock Unit Awards shall be subject to the terms, conditions, and restrictions determined by the Administrator at the time of grant, which may include such performance-based milestones as are determined appropriate by the Administrator, which may be Performance Goals, or for Restricted Stock or Restricted Stock Unit Awards not intended to qualify as “performance-based compensation” under Code Section 162(m), may be other performance-based milestones. The Administrator may require the recipient to sign a Restricted Stock or Restricted Stock Unit Agreement as a condition of the Award. Any certificates representing the shares of Stock awarded shall bear such legends as shall be determined by the Administrator.

	13.3	Restricted Stock or Restricted Stock Unit Award Agreement. Each Restricted Stock or Restricted Stock Unit grant shall be evidenced by an Award agreement that shall specify the purchase price (if any) and such other terms and conditions as the Administrator, in its sole discretion, shall determine; provided; however, that if the Restricted Stock or Restricted Stock Unit Award has a purchase price, such purchase price must be paid no later than the earlier of (i) eight (8) years following the date of grant, or (ii) the vesting date.

	13.4	Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock or Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Stock or Restricted Stock Units which is intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock under Section 162(m) of the Code (e.g., in determining the Performance Goals).

14.	LEAVES OF ABSENCE. Unless the Administrator provides otherwise, and subject to Applicable Laws, vesting of Awards granted hereunder shall cease during any unpaid leave of absence. Moreover, unless the Administrator provides otherwise, any Employee who transfers his or her employment to a Subsidiary and receives an equity incentive covering such Subsidiary’s equity securities in connection with such transfer, shall cease vesting in Awards granted under this Plan until such time, if any, as such Employee transfers from the employ of such Subsidiary or another Subsidiary directly back to the employ of the Company.

15.	NON-TRANSFERABILITY OF AWARDS. Unless determined otherwise by the administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the administrator deems appropriate; provided, however, that in no event may an award be transferred in exchange for consideration.

16.	ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR SIMILAR TRANSACTION, DISSOLUTION, MERGER, ASSET SALE OR CHANGE OF CONTROL.

	16.1	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Award, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award or forfeiture or repurchase of unvested Restricted Stock or Restricted Stock Units, the price per share, if any, of Common Stock covered by each such outstanding Award, the number of Shares issuable pursuant to the automatic grant provisions of section 10, the limit on the number of Shares subject to an Option or SAR that may be granted to an Employee in any fiscal year under subsection 6.3.1, as well as the limit of the number of Shares that may be issued as Restricted Stock or Restricted Stock Unit Awards under subsection 13.1, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Restricted Stock award.

	16.2	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, with respect to discretionary Awards granted under the Plan (but not with respect to Awards granted to Outside Directors) the Board may, in the exercise of its sole discretion in such instances, declare that any such Award shall terminate as of a date fixed by the Board and give each Participant the right to exercise his or her Option or SAR as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable or accelerate the vesting of a Participant’s Restricted Stock or Restricted Stock Unit Award.

	16.3	Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Award shall be assumed or an equivalent Award shall be substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. With respect to a discretionary Award granted under the Plan (but not with respect to Options granted to Outside Directors under section 10), the Administrator may, in the exercise of its sole discretion and in lieu of such assumption or substitution, provide for the Participant to have the right to exercise such Option or SAR as to all of the Optioned Stock, including as to Shares which would not otherwise be exercisable or provide for the accelerated vesting of Restricted Stock or Restricted Stock Units. With respect to Options granted to Outside Directors under section 10, in the event that the successor corporation does not agree to assume such Options or to substitute equivalent options, each such outstanding Option shall become fully vested and exercisable, including as to Shares as to which it would not otherwise be exercisable, unless the Board, in its discretion, determines otherwise.

If the Administrator makes a discretionary Option or SAR fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Participant that the Option or SAR shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option or SAR will terminate upon the expiration of such period.

For the purposes of this subsection, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase (or, in the case of Restricted Stock or Restricted Stock Units without a purchase price, receive), for each Share subject to the Award immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR or vesting of the Restricted Stock or Restricted Stock Unit Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

17.	AWARD GRANT DATE. The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Restricted Stock award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each participant within a reasonable time after the date of such grant.

18.	AMENDMENT AND TERMINATION OF THE PLAN.

	18.1	Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

	18.2	Stockholder Approval. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. Shares may not be added to the Plan (other than pursuant to sections 3 or 16.1 hereof) without obtaining stockholder approval.

	18.3	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

19.	CONDITIONS UPON ISSUANCE OF SHARES.

	19.1	Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option or SAR or vesting of a Restricted Stock or Restricted Stock Unit Award unless the exercise of such Option or SAR or vesting of such Restricted Stock or Restricted Stock Unit Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

	19.2	Investment Representations. As a condition to the exercise of an Option or SAR or purchase of Restricted Stock or Restricted Stock Unit, the Company may require the person exercising such Option or SAR or purchasing such Restricted Stock or Restricted Stock Unit to represent and warrant at the time of any such exercise or purchase that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.	LIABILITY OF COMPANY.

	20.1	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

	20.2	Awards Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with subsection 18.2 of the Plan.

21.	RESERVATION OF SHARES. The company, during the term of this plan, will at all times reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of the Plan.

22.	NO REPRICING. The administrator may not permit the repricing, including by way of exchange, of any Award, without receiving prior stockholder approval.

23.	DEFINITIONS. As used herein, the following definitions shall apply:

	23.1	“Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with section 4 of the Plan.

	23.2	“Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Fiscal Year, the Administrator shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

23.3	“Applicable Laws” means the legal requirements relating to the administration of stock option plans under federal and state corporate and securities laws, the Code and any stock exchange on which the Common Stock is listed or quoted.

23.4	“Award” means an award hereunder of an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit.

23.5	“Board” means the Board of Directors of the Company.

23.6	“Cash Position” means the Company’s level of cash and cash equivalents.

23.7	“Code” means the Internal Revenue Code of 1986, as amended.

23.8	“Committee” means a committee appointed by the Board or its Compensation Committee in accordance with section 4 of the Plan.

23.9	“Common Stock” means the Common Stock of the Company.

23.10	“Company” means Cypress Semiconductor Corporation, a Delaware corporation.

23.11	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services and who is compensated for such services; provided, however, that the term “Consultant” shall not include Outside Directors, unless such Outside Directors are compensated for services to the Company other than through payment of director’s fees.

23.12	“Continuous Status as a Director” means that the Director relationship is not interrupted or terminated.

23.13	“Continuous Status as an Employee, Consultant or Director” means that the employment, consulting or Director relationship with the Company or any Parent or Subsidiary is not interrupted or terminated. Continuous Status as an Employee, Consultant or Director shall not be considered interrupted in the case of: (i) any leave of absence approved by the Company, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; provided, further, that on the ninety-first (91st) day of any such leave (where reemployment is not guaranteed by contract or statute) the Participant’s Incentive Stock Option shall cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.

23.14	“Director” means a member of the Board.

23.15	“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

23.16	“Earnings Per Share” means as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

23.17	“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

23.18	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

23.19	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

	23.19.1	If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Fair Market Value of a Share of Common Stock shall be the closing sale price for such stock (or the mean of the closing bid and asked prices, if no sales were reported), as quoted on such exchange (or the exchange with the greatest volume of trading in Common Stock) or system on the date of such determination (or, in the event such date is not a trading day, the trading day immediately prior to the date of such determination), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

	23.19.2	If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean of the closing bid and asked prices for such stock on the date of such determination (or, in the event such date is not a trading day, the trading day immediately prior to the date of such determination), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

	23.19.3	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

23.20	“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

23.21	“Individual Objectives” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Administrator (in its discretion).

23.22	“Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles, provided that prior to the Fiscal Year, the Administrator shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

23.23	“Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

23.24	“Notice of Grant” means a written notice evidencing certain terms and conditions of an individual Option grant. The Notice of Grant is part of the Option Agreement.

23.25	“Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

23.26	“Operating Income” means the Company’s or a business unit’s income from operations but excluding any unusual items, determined in accordance with generally accepted accounting principles.

23.27	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

23.28	“Option” means a stock option granted pursuant to the Plan or the Terminated Plans.

23.29	“Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

23.30	“Optioned Stock” means the Common Stock subject to an Option or SAR.

23.31	“Outside Director” means a Director who is not an Employee or Consultant.

23.32	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

23.33	“Participant” means an Employee, Consultant or Outside Director who holds an outstanding Option or Restricted Stock award.

23.34	“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to a Restricted Stock award. As determined by the Administrator, the Performance Goals applicable to a Restricted Stock award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Individual Objectives, (e) Net Income, (f) Operating Cash Flow, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales, and (k) Total Shareholder Return. The Performance Goals may differ from Participant to Participant and from award to award and other goals may be added or changed at the discretion of the Administrator.

23.35	“Plan” means this 1994 Stock Option Plan, as amended.

23.36	“Restricted Stock” means shares of Common Stock granted pursuant to section 12 of the Plan.

23.37	“Restricted Stock Unit” means a right to acquire shares of Common Stock granted pursuant to section 12 of the Plan.

23.38	“Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

23.39	“Return on Equity” means the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

23.40	“Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

23.41	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

“Stock Appreciation Right” or “SAR” means a Stock Appreciation Right granted pursuant to section 12 of the Plan.

23.42	“Share” means a share of the Common Stock, as adjusted in accordance with section 16 of the Plan.

23.43	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

23.44	“Total Shareholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

xxx

198 CHAMPION COURT SAN JOSE, CA 95134	If voting by proxy, you may vote by mail or by telephone or you may vote by using the Internet. Your Internet vote authorizes the named attorneys-in-fact to vote in the same manner as if you had marked, signed and returned your proxy card.

To vote by the Internet, read the 2007 proxy statement and follow these easy steps:
1. Go to the following website: http://www.proxyvote.com
2. Enter the information requested on your computer screen.
3. Follow the simple instructions on your computer screen.

To vote by telephone, read the 2007 proxy statement and follow these easy steps:
1. Call toll-free 1-800-690-6903 in the United States or Canada anytime before the Annual Meeting on a touch-tone telephone. There is no charge to you for the call.
2. Have your proxy card in hand when you call and then follow the instructions.
Option #1: To vote as the Board of Directors recommends on ALL proposals: Press 1. When asked, please confirm your vote by pressing 1.
Option #2: If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cypress Semiconductor Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by the Internet or by telephone, PLEASE DO NOT mail back the proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CYSEM1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY
CYPRESS SEMICONDUCTOR CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3 BELOW:
					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
1. ELECTION OF DIRECTORS:
NOMINEES:	01) T.J. RODGERS 02) W. STEVE ALBRECHT 03) ERIC A. BENHAMOU 04) LLOYD CARNEY	05) JAMES R. LONG 06) J. DANIEL MCCRANIE 07) EVERT VAN DE VEN			☐	☐	☐

Vote on Proposals		For	Against	Abstain

In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the annual meeting of stockholders or any adjournment or adjournments thereof.

This Proxy should be marked to indicate your vote, dated, signed by each stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2007.	☐	☐	☐

3.	PROPOSAL TO AMEND THE 1994 STOCK PLAN.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)			Date

 CYPRESS SEMICONDUCTOR CORPORATION

     PROXY FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of CYPRESS SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 28, 2007, and hereby appoints T. J. Rodgers and Brad W. Buss, and each of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent, vote and act on behalf of the undersigned at the 2007 Annual Meeting of Stockholders of CYPRESS SEMICONDUCTOR CORPORATION to be held on May 3, 2007, at 10:00 a.m., local time, at its offices located at 198 Champion Court, San Jose, California 95134 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on all matters coming before the meeting.

     A majority of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment or postponement thereof (or if only one shall represent and act, then that one) shall have and may exercise all the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES IDENTIFIED HEREIN, TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL YEAR 2007, TO AMEND THE 1994 STOCK PLAN, AND AS THE DESIGNATED ATTORNEYS-IN-FACT DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE